Exhibit 10.1
AGREEMENT OF PURCHASE AND SALE
(Roadrunner Portfolio)
THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is dated as of December 29, 2022 (the “Effective Date”) between each entity identified as a Seller on Schedule A attached to this Agreement (each a “Selling Entity” and collectively “Seller”) and each entity identified as a Buyer on Schedule A attached to this Agreement, as buyer (“Buyer”).
RECITALS
Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer, all as more particularly set forth in this Agreement. As the context may indicate, references in this Agreement to “Seller” may refer only to the appropriate Selling Entity for a Site. Schedule A attached to this Agreement identifies, for each Site, the Selling Entity, the Tenant, the street address of each Site, the Allocated Purchase Price, and certain other information relating to such Site. Capitalized terms not defined elsewhere are used with the meaning given in the “Definitions” section below.

AGREEMENT
In consideration of the payments and mutual covenants and undertakings set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (each a “Party” and collectively the “Parties”) agree as follows:
SUMMARY OF TERMS
Certain key terms of this Agreement are summarized below, but remain subject to the applicable detailed provisions set forth elsewhere in this Agreement.
Property:    Seller’s interest in each Site listed on Schedule A.
Purchase Price:    $893,854,324.00
Deposit:    $20,000,000.00
Diligence Period:    The Effective Date through February 17, 2023.
Closing Date:    Fifteen (15) days after Buyer issues its Acceptance Notice or fails to deliver either a Termination Notice or Acceptance Notice under Section 2.1, or as otherwise agreed to by the parties, but in no event in the first five days of any given month unless approved by both parties.
Escrow Agent:    Fidelity National Title Insurance Company
National Commercial Services
1 East Washington Street, Suite 450
Phoenix, AZ 85005
                           Attention:  Michelle J. Burton
Phone: (602) 343-7570
Email:  Michelle.Burton@fnf.com

Notices Addresses for the Parties:

If to Buyer:    MDC NC1, LP
    MDC Coast 28, LLC
    MDC Coast 29, LLC
    Realty Income Properties 4, LLC
    11995 El Camino Real
    San Diego, CA 92130
    Attn: Legal Department
    Phone: (858) 284-5000
Email: kericsson@realtyincome.com
dajnassian@realtyincome.com
dlovitz@realtyincome.com

If to Seller or
any Selling Entity:    CIM Real Estate Finance Management, LLC
    c/o CIM Group
2398 E. Camelback Road, 4th Floor
Phoenix, AZ 85016
Attn: Eric Carstensen and General Counsel
Phone: (602) 778-8700
Email: ecarstensen@cimgroup.com
Email: generalcounsel@cimgroup.com

with a copy to:     Buchalter, P.C.
15279 N. Scottsdale Road, Suite 400
Scottsdale, AZ 85254-1754
Attn: Kevin T. Lytle
Phone: (480) 383-1809
Email: klytle@buchalter.com

Notice Provisions:    See Section 7.1.
Broker:    None
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DEFINITIONS
In addition to any other terms defined elsewhere in this Agreement, the following terms, when used in this Agreement with a capital letter, have the meanings set forth below:
“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person.
“Allocated Purchase Price” means, for each Site, that portion of the total Purchase Price that has been allocated by the Parties to such Site, as set forth on Schedule A to this Agreement.
“Broker Listing Agreement” means an agreement previously entered into between a Selling Entity and a third-party real estate broker providing for such broker to perform sale or leasing activities with respect to the Site(s) specified therein, and specifically excluding any such broker agreement related to the sale contemplated by this Agreement.
“Business Day” means any day other than a Saturday, a Sunday, or a federal holiday recognized by the Federal Reserve Bank of New York.
“Buyer’s Lender” means an institutional lender utilized by Buyer to provide new financing in connection with Buyer’s acquisition of the Property.
“Buyer Party” means Buyer, its Affiliates, any Permitted Assignee, any Buyer’s Lender, and any of their respective officers, employees, partners, members, agents, attorneys, consultants, contractors, advisors, and other representatives, and their respective heirs, successors, personal representatives, and assigns, each being a “Buyer Party” and collectively being the “Buyer Parties.”
“Claim Notice” means a written notice delivered by one Party to the other Party setting forth a reasonably detailed description of the specific Claims being asserted, including without limitation detailed statements of (a) the amount of loss or damage being asserted, and (b) the rationale for or explanation of why the Claims are alleged to be the responsibility of the Party against whom the Claims are being asserted.
“Claims” means any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses, or costs, including without limitation attorneys’ and experts’ fees and costs and investigation, remediation costs, losses due to impairment or diminished value, or any other damages, losses or costs of any type or kind.
“Closed Sites” means those Sites as to which Closing has occurred under this Agreement.
“Closing” means the consummation of the purchase and sale of one or more Sites as contemplated by this Agreement, and the term will generally be applicable to such consummation with respect to only the Sites directly involved therein unless the context of usage reasonably indicates a contrary intention.
“Closing Date” means the date that is set forth or described as such in the Summary of Terms for the Initial Closing, as such date may later be changed as expressly provided in this Agreement, and, following the Initial Closing, the date on which any Closing occurs under this Agreement.

“Closing Documents” means the documents, instruments (including, without limitation, any deeds or assignments), and other agreements executed and delivered by a Party at or in connection with any Closing.
“Closing Year” means the calendar year in which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision(s) of any succeeding law.
“Confidential Information” means all information that is confidential, proprietary, or otherwise not generally available to the public and that is either (a) furnished by or on behalf of Seller to Buyer or any Buyer Parties, or (b) is developed, discovered, determined, or otherwise made known to or by Buyer or any Buyer Parties through, as a result of, or in connection with Buyer’s due diligence investigations of and regarding the Property or any part thereof; and includes the contents and provisions of this Agreement (including without limitation the amount of consideration being paid by Buyer for the Property) but does not include material or information that was or becomes known or available to Buyer, free of any other confidentiality obligations, outside of this Agreement or the activities of Buyer and the Buyer Parties pursuant to this Agreement.
“Contracts” means all service contracts, maintenance contracts, site equipment leases, and like contracts and agreements entered into by Seller relating to the day-to-day operation of the Real Property (including any amendments thereto) but as used in this Agreement the term “Contracts” excludes any Broker Listing Agreements, Property Management Agreements, and Related Agreements.
“Delayed Closing Site” has the meaning set forth in Section 5.1 of this Agreement.
“Deposit” means the amount of money specified as such in the Summary of Terms.
“Diligence Excluded Site” has the meaning set forth in Section 1.5 of this Agreement.
“Diligence Materials” means the documents and other materials and information regarding the Property provided by or on behalf of Seller or any Seller Party to Buyer or any Buyer Party to assist with Buyer’s evaluation and acquisition of the Property, including the Seller Deliveries.
“Diligence Period” means the period beginning after the Effective Date and ending at 5:00 p.m. PST on February 17, 2023.
“Escrow Agent” means the entity specified as such in the Summary of Terms.
“Escrow Instructions” means the escrow instructions attached as Exhibit E to, and incorporated as a part of, this Agreement.
“Excluded Sites” means, collectively, all Sites that have been excluded from this transaction as either ROFR Excluded Sites, Diligence Excluded Sites or Post Diligence Excluded Sites.
“Final Closing” means the last Closing that occurs pursuant to this Agreement.
“Governmental Authority” means any federal, state, county or municipal government or political subdivision; any governmental agency, authority, board, bureau, commission, department, instrumentality, or public body; any court or administrative tribunal; or any Person serving in an official or representative capacity for any of the foregoing.

“Hazardous Materials” means materials, wastes, or substances that are (a) regulated or classified as “hazardous substances,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “hazardous waste,” or like terms under federal, state or local environmental laws or regulations; (b) petroleum products (other than as may be present at the Property in the ordinary course of its operation or business); (c) asbestos or asbestos-containing materials; (d) toxic mold in quantities harmful to human health; (e) polychlorinated biphenyls; or (f) chromium, arsenic, cadmium, mercury, lead, chlorine or radon gas.
“Improvements” means, for each Site, all improvements and fixtures (other than fixtures owned or removable by the Tenant of such Site or any third party) located on the Land for such Site.
“Initial Closing” means the first Closing that occurs pursuant to this Agreement.
“Intangible Property” means, for each Site, and only to the extent transferable, any intangible property owned by its Selling Entity and relating solely and specifically to the Real Property for such Site, including any transferable licenses, permits, approvals, certificates of occupancy, warranties, or entitlements, and any Related Agreements.
“Land” means, for each Site, the fee simple parcel(s) of land described in the Seller Title Policy for such Site, together with all rights, privileges and easements appurtenant thereto, but subject to any changes that may have occurred with respect to such parcel(s) or appurtenances since the time of Seller’s acquisition thereof (for example, but without limitation, a condemnation removing a portion of such parcel, a replatting, or an easement right being granted or received appurtenant thereto).
“Landlord” means, for any Site at any given point in time, the Person that owns such Site and thus is acting as the landlord or lessor under the Lease for such Site at such point in time.
“Laws” means all federal, state, county or municipal statutes, codes, ordinances, laws, rules or regulations.
“Lease” means, for each Site, the lease agreement between the Selling Entity of such Site and the Tenant of such Site, including any existing amendments, supplements, or guaranties relating thereto.
“Leases” means, collectively, each Lease.
“Leasing Costs” means any third party leasing commissions payable in connection with a Lease or amendment thereto; any out-of-pocket costs and expenses reasonably incurred by Seller to procure, negotiate and finalize a Lease or amendment thereto (including space planning costs, design costs, attorneys' fees, and comparable expenses); and all leasing, capital improvement, and tenant improvement costs, and any tenant allowances, payments or reimbursements, that the Landlord is required to pay or provide under the terms of a Lease or amendment thereto, including without limitation any “free rent” periods or other inducements.
“Lender Lien Release” has the meaning set forth in Section 1.10 of this Agreement.
“Obligations Surviving Termination” means those provisions of this Agreement that either expressly require conduct or performance following, or are expressly stated to survive, a termination of this Agreement prior to the Final Closing.
“PCR” means a Property Condition Report prepared for Buyer by Partner Engineering and Science Inc. or another qualified consultant reasonably acceptable to Seller in accordance with ASTM Designation E2018-15.

“Permitted Assignee” means any Affiliate of Buyer that has, or will at Closing have, the ability to fully perform the obligations of Buyer assumed by such Person pursuant to the provisions of this Agreement.
“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated association, or other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.
“Personal Property” means, for each Site, all equipment, machinery, furnishings, and other tangible personal property owned by its Selling Entity and located within or upon the Real Property, if any; provided, that for additional clarity the term “Personal Property” expressly excludes the property of any tenant occupying space in the Site and any property owned by any utilities company, property management company, or other third party.
“Physical Deficiency” means a defect or deferred maintenance of a Site’s systems, components or equipment; provided, however, that such defined term shall specifically exclude deficiencies that may be remedied with routine maintenance, miscellaneous minor repairs or normal operating maintenance.
“Post Diligence Excluded Site” has the meaning set forth in Section 1.6 of this Agreement.
“Property” means, collectively, all right, title and interest of Seller in and to each Site.
“Property Management Agreement” means an agreement entered into between a Selling Entity and a real estate broker or services provider pursuant to which such party performs property management activities for the Selling Entity with respect to the Site(s) specified therein.
“Purchase Price” means the purchase price for the Property specified in the Summary of Terms, as adjusted for prorations, Purchase Price adjustments due to Rent Deviations as more particularly set forth in Section 1.2(c), and other adjustments as set forth herein.
“Qualifying PCR Defect” means a Physical Deficiency with respect to a Site which, according to the PCR for that Site, requires repair or replacement as of the date of issuance of such report or within twelve (12 months) thereafter.
“Real Estate Taxes” means all real estate taxes and assessments applicable to the Real Property, including all installments of special taxes or assessments.
“Real Property” means, for each Site, the Land and the Improvements.
“Related Agreement” means, for a Site, an agreement ancillary to the ownership, use or occupancy of such Site that is not recorded but is generally intended to be transferred to a new owner if the ownership of a Site changes, which term is intended to include (for example but not by way of limitation) a telecommunications license or access agreement, a billboard lease, and any other such ancillary agreement to which the Selling Entity may be a direct or successor party, but excluding any Leases, Contracts, Broker Listing Agreements, or Property Management Agreements.
“Restricted Person” means any Person, group, or nation that is (a) named by any Executive Order, the United States Treasury Department, or other Governmental Authority as a terrorist, “Prohibited Person” or “Specially Designated National and Blocked Person;” (b) named as a Person, group, or nation that is banned, blocked, prohibited, or restricted pursuant to any law that is enforced or administered by the Office of Foreign Assets Control; or (c) acting in violation of Executive Order No. 13224, the Patriot Act, or any other laws or regulations relating to terrorism or money laundering.

“Seller Deliveries” means, for each Site, the information and documents contained in the electronic diligence “war room(s)” or website(s) listed on Schedule B attached to this Agreement as of the Effective Date, to which Buyer will be provided access in connection with this Agreement.
“Seller Party” means Seller, its Affiliates, Seller’s property and asset managers, any lender to Seller, the partners, trustees, shareholders, members, managers, controlling persons, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives, and assigns, each being a “Seller Party” and collectively being the “Seller Parties.”
“Seller Title Policy” means the policy of title insurance insuring a Selling Entity’s interest in the related Site, which policy is to be included in the Seller Deliveries applicable to such Site.
“Site” means all right, title and interest of a Selling Entity in and to the Real Property, Personal Property and Intangible Property owned thereby, and all of such Selling Entity’s right, title and interest in, to and under the related Lease arising from and after the Closing Date.
“Storage Tank Systems” means a system of one or more underground or aboveground petroleum storage tanks and their associated underground, above ground, and/or connected piping and related pumping, mechanical, control and detectional equipment, to the extent such system exists with respect to any Site currently including a fueling facility for passenger vehicles.
“Survey” means, collectively, any existing survey of the Real Property of a Site that is included in the Seller Deliveries and any new or updated survey of the Real Property of a Site that is obtained by Buyer.
“Tenant” means the direct tenant of a Site under the related Lease.
“Title Company” means Escrow Agent when acting or referred to in its capacity as the title insurance provider for this transaction.

ARTICLE 1
PURCHASE AND SALE OF THE PROPERTY

Section 1.1.Purchase and Sale. Subject to the provisions, terms, covenants and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the Property, but specifically excluding any (a) rights to use any legal or trade names of Seller or any of Seller’s Affiliates in any manner, and (b) insurance, indemnity, or other claims or rights of Seller under or with respect to the Leases, Contracts, Related Agreements or Property relating to Seller’s ownership of the subject Property prior to the Closing on that Property. The Parties agree that any Storage Tank Systems are generally intended to be and remain owned by the respective Tenant under its Lease, and to not be owned by the related Selling Entity, but notwithstanding such intention, any right, title and interest that a Selling Entity may have under the respective Lease or otherwise with respect to any Storage Tank Systems related to its Site are necessarily included in such Site for purposes of this Agreement and the conveyance by a Selling Entity to Buyer of such Site.
Section 1.2.Purchase Price; Deposit. Buyer will pay the Purchase Price as described in this Section. All payments will be made in immediately available funds delivered into escrow with the Escrow Agent.
(a)Buyer will deliver the Deposit within three (3) Business Days following the Effective Date. Escrow Agent will place the Deposit in a federally insured account on behalf of Seller and Buyer. Buyer will instruct Escrow Agent whether Buyer elects to have such account be interest-bearing. Any interest earned on the Deposit will belong solely to Buyer and will be paid to Buyer regardless of the ultimate disposition of the Deposit, and accordingly all references to the “Deposit” in this Agreement exclude any interest that may be earned thereon.
(b)The Deposit will be applied as follows: (i) if Buyer terminates this Agreement when Buyer is expressly entitled to do so as provided in this Agreement, then the Deposit will be returned to Buyer; (ii) if the Deposit is to be received by Seller as provided in this Agreement, then the Deposit will be paid to Seller; and (iii) if and when the Final Closing occurs, then subject to the provisions of Section 5.1 below, the Deposit will be credited to Buyer, applied against the Purchase Price, and paid to Seller at the Final Closing.
(c)The Purchase Price is based on a blended capitalization rate for the Property of 7.10%, based on an allocated capitalization rate and an assumed annual base rent for each Site as set forth on Schedule A attached hereto at the rental rate in effect as of January 1, 2023. If, prior to the Closing, Buyer determines (and Seller reasonably agrees) that the actual annual base rent for any Site is a different amount and such difference exceeds Two Thousand and No/100 Dollars ($2,000.00) per year (a “Rent Deviation”), then the Purchase Price allocated to such Site will be adjusted up or down accordingly to equal such actual base rent amount at the applicable allocated capitalization rate. Buyer hereby covenants and agrees that it shall provide written notice to Seller promptly after discovery of each Rent Deviation, together with documentation reasonably satisfactory to Seller of such Rent Deviation.
(d)Buyer will deliver the Purchase Price, as adjusted for any Deposit amount applied thereto and any prorations, credits and adjustments to be made pursuant to the terms of this Agreement, not later than the Closing Date, to be paid to Seller at Closing; provided that if there is more than one Closing, Buyer is only obligated to pay at any one Closing such of the Purchase Price as is required to fully fund Buyer’s obligations for the subject Closing.
Section 1.3.Escrow Instructions. This Agreement, including the Escrow Instructions, will constitute the instructions for the Escrow Agent’s handling of the purchase and sale transaction contemplated herein. Seller and Buyer will execute such supplemental escrow instructions as may reasonably be required by Escrow Agent to enable Escrow Agent to comply with the terms of this Agreement. If any conflict exists between this Agreement and the provisions of any supplemental escrow instructions, the terms of this Agreement will control unless a contrary intent is expressly indicated in the supplemental instructions and such supplemental instructions are signed by both Buyer and Seller.
Section 1.4.ROFR. With respect to certain of the Site, the Tenant has a right of first refusal, right of first offer or similar right to purchase a Site that is triggered by an offer or agreement by Seller to sell the related Site to Buyer (a “ROFR”, and each Tenant with a ROFR, a “ROFR Tenant”, and each Site that is subject to a ROFR, a “ROFR Site”). Any obligations of Seller under this Agreement to sell any ROFR Site are subject to the rights of the related ROFR Tenant with respect to such ROFR Site, such that the execution of this Agreement by Seller and Buyer does not (and is not intended by the Parties to) cause a breach of such ROFR Tenant’s Lease, or a violation of or interference with such Tenant’s contractual rights. If not delivered prior to the execution of this Agreement, then not later than ten (10) Business Days after the Effective Date, Seller will provide each ROFR Tenant with a notice with respect to the proposed sale of its Site (a “ROFR Notice”) pursuant to this Agreement in substantially the manner required under such ROFR Tenant’s Lease (or in such manner as may otherwise be acceptable to such ROFR Tenant). If any such ROFR Tenant timely and properly exercises its ROFR with respect to a ROFR Site, such ROFR Site will be designated as a “ROFR Excluded Site” and excluded from the sale under this Agreement. Seller will give Buyer prompt notice of any ROFR Site that becomes a ROFR Excluded Site, and thereupon Schedule A will be amended by the Parties to remove the ROFR Excluded Site from the Property being purchased and sold under this Agreement, the Purchase Price will accordingly be reduced by the Allocated Purchase Price corresponding to such ROFR Excluded Site, and thereafter the Parties will have no further rights or obligations under this Agreement with respect to the ROFR Excluded Site, except for any Obligations Surviving Termination relating to such ROFR Excluded Site. Notwithstanding anything herein to the contrary, in the event a ROFR Tenant exercises an applicable ROFR with respect to the corresponding ROFR Site(s), Seller shall reimburse Buyer for its actual and reasonable out of pocket costs incurred by Buyer pertaining to such ROFR Excluded Site(s), as reasonably documented by Buyer to Seller, in an amount not to exceed Twenty Thousand and No/100 Dollars ($20,000.00), and Buyer shall make reasonable efforts, at no additional material cost to Buyer to have the completed reports for such ROFR Excluded Sites certified to the respective Tenant exercising such ROFR . If a ROFR Tenant does not timely and properly exercise a ROFR in accordance with the terms of its Lease, or a ROFR Tenant gives Seller written notice of such ROFR Tenant’s election not to exercise its ROFR with respect to the proposed sale under this Agreement, then promptly thereafter Seller will give Buyer notice thereof (a “ROFR Waiver Notice”), and the transaction contemplated by this Agreement will proceed with respect to such ROFR Site, subject to the other terms and conditions of this Agreement. It is a condition to Buyer’s obligation to close on a ROFR Site that Seller has provided a ROFR Waiver Notice to Buyer with respect to such ROFR Site prior to Closing. If needed to reasonably accommodate the timeline for addressing a ROFR or receiving a ROFR Waiver Notice for any ROFR Site, Seller may designate such ROFR Site as a Delayed Closing Site.
Section 1.5.Exclusion of Sites for Diligence Matters. Subject in all events to the Exclusion Limit as defined in Section 1.7 below, Buyer will have the right to exclude one or more of the Sites from the sale under this Agreement as expressly set forth in this Section 1.5 (each, a “Diligence Excluded Site”) without terminating this Agreement in its entirety pursuant to Section 2.1 below. A Site may be designated as a Diligence Excluded Site only if it is subject to one or more of the following exclusion conditions (each, an “Exclusion Condition”): (1) title to the Site is subject to one or more Title Objection Matters (as defined in Section 2.2(b)) that cannot be cured or removed from title and that a reasonable, experienced third-party institutional buyer or lender would conclude render title unmarketable (a “Title Defect”); (2) an ASTM Phase I environmental study performed by a reputable consultant for Buyer (a “Phase I”) concludes that Hazardous Materials are present at the Site in violation of applicable Laws, and such condition (x) would, absent remediation, preclude such Site from being insured, purchased or financed by a reasonable, experienced third-party institutional insurer, buyer or lender, and (y)

is not the sole responsibility of the applicable Tenant under its Lease; (3) if the Phase I reports applicable to certain Sites recommend that one or more Phase II environmental studies should be performed with respect to such Sites and (x) the total cost of said Phase II studies exceeds $100,000 and (y) Seller elects not to reimburse Buyer for Phase II costs above $100,000; (4) Buyer reasonably determines that the Site is in violation of applicable Laws, (y) the Landlord is responsible under the Lease to correct or remedy such violation(s), and (z) the reasonably estimated out-of-pocket cost for Buyer to correct or remedy such violation(s) at such Site (net of any amounts required by the applicable Lease to be paid or reimbursed by the Tenant) exceeds the lesser of (i) $500,000, and (ii) ten percent (10%) of the Allocated Purchase Price for the Site; (5) Buyer reasonably determines that (x) the Site has one or more Qualifying PCR Defects, (y) the Landlord is responsible under the Lease to correct, remedy or repair such Qualifying PCR Defects, and (z) the reasonably estimated out-of-pocket cost for Buyer to correct, remedy or repair such Qualifying Defects at such Site (net of any amounts required by the applicable Lease to be paid or reimbursed by the applicable Tenant) exceeds the lesser or (i) $500,000, and (ii) ten percent (10%) of the Allocated Purchase Price for such Site; or (6) operations have ceased at a Site that was not identified by Seller as a vacant or dark Site on Schedule F attached hereto; or (7) a Lease contains a restriction prohibiting Buyer from owning the applicable Site because of (x) the proximity of such Site to other real property owned by Buyer (or an Affiliate of Buyer) as of the Effective Date (a “Radius Restriction”), and (y) the use of which violates such Radius Restriction, and (z) such applicable Radius Restriction allows the applicable Tenant to abate rent, terminate the Lease or otherwise put the landlord thereunder in default of the Lease; or (8) the Tenant of a Site or Sites is the subject of a voluntary or involuntary petition under bankruptcy, insolvency or similar law affecting creditors generally; or (9) a monetary default that exceeds an amount equal to two (2) months of base rent applicable to any Site or non-monetary default by Seller or the applicable Tenant under its Lease or facts or circumstances that exist that could give rise to such a default where either (x) the defaulting party must spend more than the lesser of (i) $500,000 or ten percent (10% ) of the of the Allocated Purchase Price for the Site to remedy such default, or (y) such default impairs the value of such Site by more than the lesser of (i) $500,000, and (ii) ten percent (10%) of the Allocated Purchase Price for the Site as reasonably estimated by Buyer. Notwithstanding the foregoing, in the event any Phase I recommends that an ASTM Phase II environmental study be performed, Section 2.3(c) below shall apply to the affected Site.
(a)    To designate a Site as a Diligence Excluded Site, Buyer must give Seller a specific written exclusion notice (each, an “Exclusion Notice”) with respect to such Site prior to the date five (5) days prior to the expiration of the Diligence Period, which Exclusion Notice must include and provide (i) such information or documentation as is reasonably required to explain and evidence the applicable Exclusion Condition; (ii) Buyer’s proposed, commercially reasonable solution to correct, repair, cure, remedy, or otherwise resolve such Exclusion Condition (a “Resolution”), unless such a Resolution is not reasonably believed to be achievable; and (iii) Buyer’s reasonably estimated dollar amount of either (x) the cost for Buyer to perform or obtain the Resolution of such Exclusion Condition (the “Estimated Cure Cost”), or (y) if there is no Resolution, the value reduction to the Site if a Resolution of the Exclusion Condition is not performed or obtained as reasonably estimated by Buyer (the “Value Impact”).
(b)    Seller will, by written notice given to Buyer (a “Seller Cure Notice”) within seven (7) Business Days after receiving the subject Exclusion Notice, either (i) accept the subject Site as a Diligence Excluded Site, or (ii) override Buyer’s designation by agreeing to either (x) itself perform or obtain the Resolution proposed by Buyer prior to Closing on the Site, or (y) credit Buyer at the Closing of such Site for either the Estimated Cure Cost or the Value Impact (either of (x) or (y) being a “Seller Cure”). If reasonably required for Seller to evaluate the asserted Exclusion Condition for a Site, Seller may extend such response period by up to five (5) additional Business Days. Notwithstanding anything to the contrary contained in this Agreement, Buyer’s right to terminate this Agreement as set forth in Section 2.1(a) below shall automatically be extended until five (5) days after Buyer is in receipt of the Seller Cure Notice. If the Site is accepted as a Diligence Excluded Site by Seller as provided above, Schedule A will thereupon be amended by the Parties to remove the Diligence Excluded Site from the Property being purchased and sold under this Agreement, the Purchase Price will accordingly be reduced by the Allocated Purchase Price corresponding to such Diligence Excluded Site, and thereafter the Parties will have no further rights or obligations under this Agreement with respect to the Diligence Excluded Site, except for any Obligations Surviving Termination relating to such Diligence Excluded Site. If the Site is not accepted as a Diligence Excluded Site, Seller will provide or complete the Seller Cure prior to or at Closing (or, if the Seller Cure cannot reasonably be completed prior to the scheduled Closing, Seller may either designate such Site as a Delayed Closing Site, or provide the Seller Cure pursuant to a post-closing holdback agreement reasonably acceptable to both Parties).
Section 1.6.Post Diligence Excluded Sites. The term “Post Diligence Excluded Site” means a Site that has been properly designated as such for specified reasons under certain provisions of this Agreement providing for such designation, including without limitation as provided in Sections 2.2, 2.3, 3.2, 3.3, 3.7, 4.4 and 5.2 (the applicable reason for exclusion under each such Section a “Post Diligence Exclusion Condition”). Upon designation of a Site as a Post Diligence Excluded Site, Schedule A will be amended by the Parties to remove the Post Diligence Excluded Site from the Property being purchased and sold under this Agreement, the Purchase Price will accordingly be reduced by the Allocated Purchase Price corresponding to such Post Diligence Excluded Site, and thereafter the Parties will have no further rights or obligations under this Agreement with respect to the Post Diligence Excluded Site, except for any Obligations Surviving Termination relating to such Post Diligence Excluded Site.
Section 1.7.Exclusion Limit. Regardless of the number of conditions that Buyer may believe merit exclusion and regardless of the response of Seller to any Exclusion Notice, Buyer may not designate or attempt to designate any Sites as either a Diligence Excluded Site or a Post Diligence Excluded Site to the extent that the total aggregate Allocated Purchase Price of all Excluded Sites would exceed $189,110,000.00 (the “Exclusion Limit”). The Exclusion Limit applies to the total Allocated Purchase Price of Sites designated by Buyer as Excluded Sites and not to the total value of Sites that are ultimately excluded as Excluded Sites. For clarity, if Buyer designates or attempts to designate a Site as a Diligence Excluded Site and Seller overrides such designation by agreeing to provide a Seller Cure, Buyer is not allowed to “replace” such Site by designating another Site as a Diligence Excluded Site or a Post Diligence Excluded Site if the addition of such Site to all other Sites previously designated by Buyer as Excluded Sites would cause the Exclusion Limit to be exceeded. If Buyer designates Sites in excess of the Exclusion Limit as Excluded Sites, any such additional Site designations will be disregarded and automatically deemed void and of no effect (and if not reasonably severable, Buyer’s entire Exclusion Notice(s) including such excess Sites will themselves be disregarded and automatically deemed void and of no effect). Buyer additionally agrees that no Site that is being leased by the applicable Tenant pursuant to a “Master Lease” covering more than one Site may be designated as an Excluded Site unless the aggregate value reduction to all Sites that are leased pursuant to such Master Lease caused by one or more of the Exclusion Conditions or Post Diligence Exclusion Conditions exceeds $2,500,000.00 and subject, in all events, to the other provisions of this Section 1.7, including without limitation the Exclusion Limit as set forth herein. Notwithstanding the foregoing, if for any reason or reasons the total aggregate Allocated Purchase Price of all Sites designated as Excluded Sites exceeds the Exclusion Limit, then within fifteen (15) Business Days after such threshold number is exceeded (but in no event after the Initial Closing has occurred under this Agreement), Seller may elect by written notice to Buyer to terminate this Agreement in its entirety, in which event the Deposit will be returned to Buyer and this Agreement and the rights and obligations of the Parties under this Agreement will terminate, except for Obligations Surviving Termination. For purposes of clarity, neither the ROFR Excluded Sites nor Sites designated as Post Diligence Excluded Sites by the Seller pursuant to Section 5.2 hereof shall be counted in calculating the Exclusion Limit.
Section 1.8.All or Nothing Purchase and Sale. Except as may be expressly provided to the contrary in this Agreement (including without limitation, Sections 1.4, 1.5, 1.6 and 1.7 of this Agreement), this Agreement provides Buyer with the right to either purchase all, or none, of the Property but does not give Buyer the right to purchase less than all of the Property, regardless of the reason, including without limitation the occurrence of a Casualty or Condemnation with respect to any one or more of the Sites; the presence of any Title Objection

Matters or other Diligence Period objections that Buyer may have with respect to any one or more of the Sites; any occurrences or events at any of the Sites following the expiration of the Diligence Period; any issues with one or more Tenants or Leases; or any asserted breach, default or nonperformance by Seller with respect to any one or more of the Sites.
Section 1.9.Seller Cooperation. During the course of Buyer’s due diligence, Buyer may notify Seller of outstanding issues that Buyer discovers during the course of its diligence that it would like resolved prior to the Closing Date, including but not limited to, issues that are Tenant obligations under an applicable Lease. Seller agrees to reasonably cooperate with Buyer, at Buyer’s sole cost and expense, with respect to such matters; provided, however, in no event shall the cure of any such matter (whether the obligation of a Tenant under its applicable Lease or otherwise) be a condition precedent to Closing on any Site.
Section 1.10. Lien Releases. With respect to each Site disclosed on Schedule C, entitled Section 4.1(a) Third Party Consent and Approval, release of a lien by the applicable lender listed within Section 4.1(a) of Schedule C must occur prior to or in connection with the Closing of such Site (each, a “Lender Lien Release”). Upon satisfaction of the Estoppel Threshold for the Initial Closing, as more particularly set forth in Section 5.2(d) below, if any required Lender Lien Release for a Site that will be part of the Initial Closing (i.e. Sites where all of Buyer’s closing conditions have satisfied or waived, including but not limited to all Sites with a Major Lease required to satisfy the Estoppel Threshold as defined in Section 5.2(d)) has not been obtained (or would not be delivered in connection with such Initial Closing), Seller may extend the applicable Closing Date for up to the earlier of (a) thirty (30) days, or (b) March 31, 2023 (by written notice of extension delivered to Buyer and Escrow Agent) for the purpose of securing any such required Lender Lien Releases. If Seller does not so extend the Closing Date of the Initial Closing or if Seller so extends the Closing Date of the Initial Closing but all Sites with a Major Lease required to satisfy the Estoppel Threshold that also require a Lender Lien Release are not obtained at least two (2) Business Days prior to the revised Closing Date of the Initial Closing, Buyer may elect to proceed to consummate the Initial Closing as to those Sites as to which the Lender Lien Release was obtained (together with those as to which no Lender Lien Release was required) or elect to terminate this Agreement. In the event that Buyer elects to terminate this Agreement, Buyer shall receive a return of the Deposit, Seller shall reimburse Buyer for the actual, reasonable out-of-pocket third-party costs, not to exceed Three Million Seven Hundred Eighty Thousand Dollars ($3,780,000.00) in the aggregate, incurred by Buyer in performing due diligence for the transaction contemplated by this Agreement, and except for Obligations Surviving Termination, neither of the Parties will have any further liability or obligation under this Agreement. In the event that Seller is unable to obtain all required Lender Lien Releases in connection with the Initial Closing and Buyer elects to proceed to consummate the Initial Closing as to those Sites with respect to which the required Lender Lien Release was obtained (together with those as to which no Lender Lien Release was required), Buyer may elect to either (x) grant Seller additional time, in a time period of Buyer’s sole discretion but not less than fifteen (15) Business Days, to allow Seller to obtain the required Lender Lien Releases for the remaining Sites (and Seller shall make reasonable efforts to continue to procure such Lender Lien Releases), or (y) elect to terminate the Agreement only with respect to those Sites as to which Seller was unable to obtain the requisite Lender Lien Release (or if Seller is unable to procure such required Lender Lien Releases after Buyer has granted Seller additional time to secure such required Lender Lien Releases, elect to terminate this Agreement only with respect to those Sites as to which Seller was unable to obtain the requisite Lender Lien Release), and Seller shall reimburse Buyer for the actual, reasonable out-of-pocket third-party costs incurred by Buyer for any Sites for which Buyer did not obtain a required Lender Lien Release, not to exceed Twenty Thousand Dollars ($20,000) per Site. As to each subsequent Closing, in the event that Seller is unable to obtain all required Lender Lien Releases in connection with such Closing, Buyer may elect to either (x) grant Seller additional time, in a time period of Buyer’s sole discretion but not less than fifteen (15) Business Days, to allow Seller to obtain the required Lender Lien Releases for the remaining Sites as to which a Lender Lien Release is required (and Seller shall make reasonable efforts to continue to procure such Lender Lien Releases), or (y) elect to terminate the Agreement only with respect to those Sites as to which Seller was unable to obtain the requisite Lender Lien Release (or if Seller is unable to procure such required Lender Lien Releases after Buyer has granted Seller additional time to secure such required Lender Lien Releases, elect to terminate this Agreement only with respect to those Sites as to which Seller was unable to obtain the requisite Lender Lien Release), and Seller shall reimburse Buyer for the actual, reasonable out-of-pocket third-party costs incurred by Buyer for any Sites for which Buyer did not obtain a required Lender Lien Release, not to exceed Twenty Thousand Dollars ($20,000) per Site.
ARTICLE 2
BUYER’S INVESTIGATIONS; AS-IS SALE.

Section 2.1.Buyer’s Investigations.
(a)During the Diligence Period, Buyer may conduct such commercially reasonable, non-invasive investigations, studies or tests of the Property as Buyer deems necessary to determine whether Buyer desires to complete the acquisition of the Property. Buyer, in its sole and absolute discretion and for any reason or no reason whatsoever, may reject the entirety of the Property by giving written notice of termination to Seller and Escrow Agent (the “Termination Notice”) prior to the later of (a) the expiration of the Diligence Period or (b) five (5) days after Buyer is in receipt of the Seller Cure Notice. If Buyer timely gives a Termination Notice, then Buyer will promptly deliver to Seller, without warranty or material out-of-pocket expense to Buyer, copies (which may be electronic) of all third-party diligence reports received or obtained by Buyer with respect to the Sites (including, without limitation, title commitments, surveys, property condition assessments, zoning reports and Phase I environmental site assessments), and upon Seller’s confirmation of receipt of such reports, the Deposit will be returned to Buyer within three (3) business days and this Agreement and the rights and obligations of the Parties under this Agreement will terminate, except for Obligations Surviving Termination. Alternately, Buyer may accept the entirety of the Property (subject to the express provisions of this Agreement allowing the removal or exclusion of Excluded Sites) by giving written notice of acceptance to Seller and Escrow Agent (the “Acceptance Notice”) prior to later of (a) the expiration of the Diligence Period or (b) five (5) days after Buyer is in receipt of the Seller Cure Notice. If Buyer timely delivers an Acceptance Notice, or fails to deliver either a Termination Notice or an Acceptance Notice prior to the later of the expiration of the Diligence Period or five (5) days after Buyer is in receipt of the Seller Cure Notice, Buyer will be deemed to have accepted the entirety of the Property (subject to the express provisions of this Agreement allowing the removal or exclusion of Excluded Sites), the Deposit will become nonrefundable to Buyer (other than as expressly set forth in this Agreement), and this Agreement will continue in effect subject to the other provisions hereof. Buyer acknowledges and agrees that Buyer will have the opportunity during the Diligence Period to inspect and investigate the Property. Subject to the other provisions of this Agreement, the failure of Buyer to deliver a Termination Notice prior to the later of (a) the expiration of the Diligence Period or (b) five (5) days after Buyer is in receipt of the Seller Cure Notice will conclusively evidence Buyer’s satisfaction with such investigations and Buyer will be deemed to have reviewed, accepted, and approved of the entirety of the Property (subject to the express provisions of this Agreement allowing the removal or exclusion of Excluded Sites).
(b)Not later than one (1) Business Day following the Effective Date, Seller will deliver to Buyer, or make available to Buyer by diligence website or other electronic means to which Buyer has been given access, the Seller Deliveries. Seller will have no obligation to deliver or disclose to Buyer any of Seller’s attorney-client privileged materials, appraisals, internal memoranda, or internal evaluations of the Property. Except as may be otherwise expressly set forth in this Agreement, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of, or conclusions drawn in the information contained in the Seller Deliveries or any other Diligence Materials. In the event there is an updated or new Seller Delivery or Diligence Materials, Seller shall promptly provide the same to Buyer.
(c)If this Agreement is terminated for any reason, Buyer will promptly return to Seller all Diligence Materials delivered to Buyer in physical form in connection with the Property, if any.

Section 2.2.Title and Survey Matters; Objections.
(a)Promptly following the Effective Date, Title Company will deliver to Buyer and Seller an ALTA title insurance commitment or preliminary title report showing the status of title to each Site (each, a “Title Commitment”). During the Diligence Period Buyer may also, at Buyer’s expense, obtain a new or updated ALTA survey of a Site performed by a registered surveyor and certified to Buyer, the Title Company, and any other party required by Buyer. Buyer will deliver a copy (which may be a “pdf” or other electronic copy) of any such new Survey to Seller and Title Company promptly after Buyer’s receipt thereof. Any matters disclosed by the Title Commitment or Survey for a Site which are approved, deemed approved, waived, or deemed waived by Buyer pursuant to the terms of this Agreement shall constitute “Permitted Exceptions” with respect to such Site.
(b)If any exceptions appear on the Title Commitment (or any updates thereto) for a Site, or any encroachments or other title conditions are shown on the Survey (or any updates thereto) for a Site, that are not acceptable to Buyer, Buyer will provide a written notice to Seller and Title Company of such unacceptable matters affecting such Site (“Title Objection Matters”) prior to the expiration of the Diligence Period (each, a “Buyer Title Notice”). In addition, Buyer will have the right to notify Seller and Title Company of any additional Title Objection Matters that first appear on any updates to the Title Commitment issued after the expiration of the Diligence Period and that materially and adversely impact the Property, so long as any such additional objection is made by Buyer within five (5) days after Buyer receives the updated Title Commitment adding such new matter for a Site (but, in any event, prior to the Closing Date). Unless timely objected to in writing by Buyer as Title Objection Matters as provided above, all matters disclosed by the Title Commitment or Survey (or any updates thereto) for a Site, whether prior to or following the expiration of the Diligence Period, shall be deemed to constitute Permitted Exceptions for such Site.
(c)Except as expressly provided in Section 2.2(d) below as to Seller Required Title Matters, Seller will have no obligation to bring any action or proceeding, incur any expense, or otherwise take any action whatsoever to cure, remove or otherwise address any Title Objection Matters. Seller may elect (but is not obligated) to cure or attempt to cure any Title Objection Matters, and Seller will notify Buyer not later than five (5) Business Days after receiving a Buyer Title Notice if Seller elects to cure or attempt to cure any of such Title Objection Matters (a “Seller Title Response”). The failure of Seller to provide a Seller Title Response to Buyer within such period that Seller elects to cure or attempt to cure any Title Objection Matters for a Site will be deemed to mean that Seller does not elect to cure or attempt to cure any Title Objection Matters for that Site. Seller may use any portion of the Purchase Price being paid at Closing to cure or remove any Title Objection Matters that Seller has agreed to cure or remove, provided the Title Company must thereupon either remove such Title Objection Matter as an exception to title or “cure” such Title Objection Matter by affirmatively insuring over or providing such other coverage as may be reasonably acceptable to Buyer with respect to such Title Objection Matter. A Title Objection Matter that is not completely removed as an exception to title but has been cured as required above will, as so cured, be a Permitted Exception. Seller will be entitled to extend the original Closing Date for any Site with respect to which Seller elects to cure or remove any Title Objection Matters (including for this purpose any Seller Required Title Cure Items as defined in Section 2.2(d) below) for up to thirty (30) days if reasonably needed to effect the cure or removal thereof, and if so elected such Site will be treated as a Delayed Closing Site pursuant to Section 5.1 below. If Seller (a) elects not to cure a Title Objection and such Title Objection falls within the criteria of a Title Defect as provided for in Section 1.5(1) or (b) expressly agrees to cure or attempt to cure any Title Objection Matters for a Site (including for this purpose any Seller Required Title Cure Items) but due to no fault of its own, fails to achieve such cure at least five (5) Business Days prior to the Closing Date, as may be so extended as to such Site (unless Seller will effect such cure by a payment of money at the subject Closing), Buyer will, as its sole and exclusive remedy for such failure or Seller’s election not to cure a Title Objection that falls within the criteria of a Title Defect, elect prior to such Closing Date to either (i) waive any such uncured Title Objection Matters and proceed to Closing on such Site, or (ii) designate such Site as a Post Diligence Excluded Site pursuant to Section 1.6 above.

(d)Notwithstanding the foregoing provisions of this Section, prior to or at the Closing of each Site Seller will cure or remove the Seller Required Title Cure Items (as such term is defined below). For purposes of this Section, “Seller Required Title Cure Items” means the following items: (x) the liens of any mortgages or deeds of trust encumbering fee title to the Real Property securing indebtedness of Seller to the mortgagee or beneficiary thereof; (y) mechanics’ liens pursuant to a written agreement directly between the claimant and Seller for work at the Real Property; and (z) other monetary liens filed against the Real Property of a Site and caused solely by the acts or omissions of Seller (and excluding specifically but without limitation any such liens for which Tenant is responsible under its Lease. The obligations of Seller pursuant to this Section 2.2(d) may be referred to as the “Seller Required Title Matters.”
(e)Buyer’s obligation to close the purchase on any given Site is conditioned upon Title Company being committed, upon the conclusion of the process and receipt of the deliveries contemplated by this Section 2.2, to issue a standard coverage owner’s policy of title insurance with respect to the Real Property for such Site in the amount of the Allocated Purchase Price for such Site, subject to the Permitted Exceptions related to such Site as determined pursuant to this Section 2.2, but subject to receipt by the Title Company at the applicable Closing of the applicable title premium for such policy and the satisfaction by Buyer of the customary Buyer’s conditions and requirements applicable thereto.
Section 2.3.Entry, Insurance and Indemnity.
(a)Buyer must give Seller not less than two (2) Business Days’ prior written notice of any desired entry by any Buyer Parties onto any Site and must coordinate such entry and any related testing or inspections with Seller and the Tenant of such Site so as to minimize, to the greatest extent possible, any interference with the business of the Tenant of such Site. Buyer’s entry rights with respect to a Site are subject to all applicable provisions of the Lease for that Site. Buyer must otherwise conduct each entry upon any Site in a commercially reasonable manner. Seller has the right to have a representative present during any entry by any Buyer Parties onto any Site as to which notice was required pursuant to the first sentence of this Section 2.3(a), provided that the failure of Seller to exercise that right will not delay or suspend Buyer’s right to enter.
(b)Buyer may not conduct any invasive testing, drilling, or boring at any Site, or any environmental testing of any Site other than a standard ASTM “Phase I” environmental study, without in each instance obtaining the prior written approval of Seller, which approval may be withheld in Seller’s sole and absolute discretion and, if granted, will be conditioned upon such precautions as Seller deems advisable to protect itself, the Tenant, and the Site.
(c)Notwithstanding the provisions of Section 2.3(b), if as part of Buyer’s diligence Buyer obtains a Phase I performed by a reputable consultant for any Site that concludes a Phase II environmental study of aspects of such Site needs to be performed, and as a result Buyer desires to have such a Phase II study performed for the subject Site, Buyer will provide a separate written notice thereof to Seller (each, a “Phase II Notice”) prior to the expiration of the Diligence Period. Buyer’s Phase II Notice will include the following items, all of which will be subject to Seller’s reasonable review, comment and written approval prior to the performance of any work at the Property relating to such Phase II: (i) a copy of Buyer’s Phase I report containing the recommendation for the Phase II; (ii) Buyer’s agreement with Buyer’s environmental consultant for the performance of the Phase II; (iii) the detailed scope of work such consultant proposes to perform for such Phase II, including without limitation the details of any entry upon and activities to be performed by or for such consultant at or about the Property; and (iv) an insurance certificate from Buyer’s consultant evidencing that such consultant will be providing Seller, the other Seller Parties, and the Tenant of the subject Site with liability insurance (as additional insureds) for such consultant’s entry upon or about the Site in amounts not less than are required under Section 2.3(d) of the Agreement with respect to the Phase II. Seller will respond to Buyer’s Phase II Notice within seven (7) Business Days of receipt, either (x) approving Buyer’s performance of the Phase II study as requested; (y) approving Buyer’s performance of the Phase II study subject to specific comments, requirements or conditions

(which may include, without limitation, the approval of the Tenant of the subject Site); or (z) disapproving Buyer’s performance of the Phase II study. Seller’s failure to respond with such seven (7) Business Day period shall be deemed Seller’s response that it is disapproving of the performance of the Phase II pursuant to the immediately preceding subsection (z). Buyer will pay all costs and expenses incurred by Buyer and Buyer’s consultants in connection with the proposed Phase II study, whether or not approved or performed. If the Phase II study is approved and performed, then upon request by Seller, Buyer will provide a copy of the Phase II report to Seller when completed. If the Phase II study is not approved by Seller (or, if required by the subject Lease, by Tenant), then within five (5) Business Days after receiving Seller’s notice that the Phase II cannot be performed or the expiration of the immediately preceding 7 Business Day period, whichever is earlier, Buyer will elect by written notice to Seller to either (A) proceed to Closing on such Site, or (B) designate such Site as a Post Diligence Excluded Site pursuant to Section 1.6 above. If the Phase II study is performed but does not resolve the subject issue(s) in a manner that would allow the Property to be purchased or financed by a reasonable, experienced third-party institutional buyer or lender, then within five (5) Business Days after receiving the Phase II report so concluding (but in any case not later than forty-five (45) days after Buyer received approval to perform the Phase II study), Buyer will elect by written notice to Seller to either (1) proceed to Closing on such Site, or (2) designate such Site as a Post Diligence Excluded Site pursuant to Section 1.6 above. The Closing Date for a Site for which Buyer properly submits a Phase II Notice will be tolled if Seller approves Buyer’s performance of the Phase II study in which case such Site will be treated as a Delayed Closing Site and, unless such Site is ultimately designated as a Post Diligence Excluded Site as provided above, the Closing Date will be the fifteenth (15th) day after Buyer’s receipt of the Phase II study, but in no event more than thirty (30) Business Days following Buyer’s receipt of approval to perform the Phase II Study. If Buyer fails to respond within the 5 Business Day periods described in this subsection (c), Buyer will be deemed to have elected to proceed to Closing on such Site.
(d)Buyer will maintain commercial general liability insurance on current ISO forms (or their functional equivalent) insuring against any liability arising out of the Buyer Parties activities in, upon, about or with respect to the Property, with limits of at least $3,000,000 per occurrence and $10,000,000 aggregate (which limits may include applicable excess or umbrella coverage). Buyer’s policy must insure the contractual liability of Buyer’s indemnification and defense obligations under this Agreement and must (i) name Seller and the other Seller Parties as additional insureds with respect to all Claims arising out of the activities of the Buyer Parties in, upon, about or with respect to the Property, (ii) contain a cross-liability provision, and (iii) be primary and noncontributing with any other insurance available to Seller and the other Seller Parties. Buyer must provide Seller with evidence that Buyer has such insurance coverages in force prior to any entry by a Buyer Party upon any of the Sites, and such insurance must be maintained in force by Buyer at all times prior to the termination of this Agreement or the Final Closing. Buyer will also require that any Buyer Party entering upon any Site also maintains insurance substantially consistent with all of the foregoing requirements, provided that the occurrence and aggregate limits for a consultant performing non-invasive work may be as low as $1,000,000 and $2,000,000, respectively.
(e)Buyer will pay all costs incurred in connection with Buyer’s due diligence activities regarding the Property, will promptly repair and restore any damage caused to any Site by such activities, and will not permit any mechanics or other liens to be filed against any Site as a result of such activities. BUYER WILL INDEMNIFY, DEFEND AND HOLD THE SELLER PARTIES HARMLESS FROM AND AGAINST ANY CLAIMS ARISING OUT OF ANY ACTIVITIES OF THE BUYER PARTIES IN, UPON, ABOUT OR WITH RESPECT TO THE PROPERTY PRIOR TO CLOSING; PROVIDED, HOWEVER, THAT BUYER WILL NOT BE RESPONSIBLE FOR INDEMNIFYING SELLER FOR THE MERE DISCOVERY OF ANY PRE-EXISTING ADVERSE CONDITION ON ANY SITE (ENVIRONMENTAL OR OTHERWISE). Buyer’s indemnity and insurance obligations under this Article 2 are not limited by any other limitation on damages or remedies under this Agreement, including without limitation the liquidated damages provisions contained in Article 6. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.

Section 2.4.AS-IS SALE. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY APPLICABLE CLOSING DOCUMENTS (“SELLER’S EXPRESS AGREEMENTS”), (A) SELLER IS SELLING AND BUYER IS PURCHASING ALL OF THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS,” AND (B) BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY SELLER PARTY AS TO ANY MATTER CONCERNING OR RELATING TO THE PROPERTY, OR SET FORTH, CONTAINED OR ADDRESSED IN THE DILIGENCE MATERIALS (INCLUDING WITHOUT LIMITATION, THE COMPLETENESS THEREOF), INCLUDING WITHOUT LIMITATION AS TO: (I) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, FITNESS, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF ANY OF THE PROPERTY OR ANY ASPECT OR PORTION THEREOF (INCLUDING WITHOUT LIMITATION ANY STRUCTURAL ELEMENT, FOUNDATION, ROOF, APPURTENANCE, ACCESS, LANDSCAPING, PARKING FACILITIES, ELECTRICAL, MECHANICAL, HVAC, COMMUNICATION, PLUMBING, SEWAGE, OR UTILITY SYSTEM, EQUIPMENT, FACILITY, APPLIANCE, SOIL, GEOLOGY AND GROUNDWATER); (II) THE DIMENSIONS OR LOT SIZE OF ANY OF THE REAL PROPERTY OR THE SQUARE FOOTAGE OF ANY IMPROVEMENTS THEREON OR OF ANY TENANT’S OR OCCUPANT’S SPACE THEREIN OR ANY COMMON AREAS THEREOF; (III) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, ANY OF THE PROPERTY, OR THE SUITABILITY, VALUE, ADEQUACY, OR FITNESS OF ANY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE; (IV) THE ZONING OR OTHER LEGAL STATUS OF ANY OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF ANY OF THE PROPERTY; (V) THE COMPLIANCE OF ANY OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT) OR ANY COVENANTS, CONDITIONS, RESTRICTIONS OR OTHER MATTERS IN ANY MANNER AFFECTING ANY OF THE PROPERTY AND WHETHER IMPOSED OR ASSERTED BY ANY GOVERNMENTAL AUTHORITY OR ANY OTHER PERSON; (VI) THE ABILITY OF BUYER TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR THE CURRENT USE OR BUYER’S INTENDED USE, DEVELOPMENT OR REDEVELOPMENT OF ANY OF THE PROPERTY; (VII) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS OR OTHER HAZARDOUS CONDITIONS ON, IN, UNDER, ABOVE OR ABOUT ANY OF THE PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTIES; (VIII) THE QUALITY OF ANY LABOR OR MATERIALS USED IN ANY IMPROVEMENTS; (IX) THE CONDITION OF TITLE TO ANY OF THE PROPERTY; (X) ANY LEASES OR ANY CONTRACTS OR OTHER AGREEMENTS AFFECTING ANY OF THE PROPERTY OR THE INTENTIONS OF ANY PERSON WITH RESPECT TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASES, CONTRACTS OR AGREEMENTS WITH RESPECT TO ANY OF THE PROPERTY OR ANY PORTION THEREOF; OR (XI) THE ECONOMICS OF, OR THE INCOME AND EXPENSES, REVENUE OR EXPENSE PROJECTIONS OR OTHER FINANCIAL MATTERS RELATING TO, THE OWNERSHIP, LEASING, OR OPERATION OF ANY OF THE PROPERTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR SELLER’S EXPRESS AGREEMENTS, BUYER IS NOT RELYING ON ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF SELLER, ANY OTHER SELLER PARTY, OR ANY AGENT OR BROKER OF SELLER, WHETHER IMPLIED, PRESUMED OR EXPRESSLY PROVIDED AT LAW OR OTHERWISE, OR ARISING BY VIRTUE OF ANY STATUTE, COMMON LAW OR OTHER RIGHT OR REMEDY IN FAVOR OF BUYER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER IS UNDER NO DUTY TO MAKE ANY INQUIRY REGARDING ANY MATTER THAT MAY OR MAY NOT BE KNOWN TO SELLER, ANY OTHER SELLER PARTY, OR ANY OTHER AGENT OR BROKER OF SELLER.
IF BUYER PURCHASES ANY OF THE PROPERTY, ANY REPORTS, REPAIRS OR WORK REQUIRED OF OR BY BUYER WITH RESPECT THERETO ARE THE SOLE RESPONSIBILITY OF BUYER, AND BUYER AGREES THAT THERE IS NO OBLIGATION ON

THE PART OF SELLER EITHER BEFORE OR AFTER ANY CLOSING TO MAKE ANY CHANGES, ALTERATIONS OR REPAIRS TO ANY OF THE PROPERTY OR TO CURE ANY VIOLATIONS OF ANY LAWS OR TO COMPLY WITH THE REQUIREMENTS OF ANY INSURER, GOVERNMENTAL AUTHORITY OR PERSON WHATSOEVER. BUYER IS SOLELY RESPONSIBLE FOR OBTAINING THE ISSUANCE OR RE-ISSUANCE OF ANY CERTIFICATE OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF ANY OF THE PROPERTY OR ANY PORTION THEREOF AND FOR ANY IMPROVEMENTS, REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT BUYER’S SOLE COST AND EXPENSE.
THE PROVISIONS OF THIS SECTION WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
Section 2.5.Release. Without limiting the provisions of Section 2.4, but subject to Seller’s Express Agreements (including without limitation as set forth in Section 7.20 of this Agreement) and the express rights and remedies reserved to Buyer in this Agreement, if Closing occurs, then from and after each Closing, as to all Closed Sites, Buyer, for itself and the other Buyer Parties (including without limitation any Permitted Assignee), waives all rights to recover from, and forever releases, discharges and covenants not to sue, Seller and the other Seller Parties with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may exist or arise on account of or in any way be connected with any of the Closed Sites (including without limitation the physical, operational, environmental, and structural condition of any of the Closed Sites) or any Laws applicable thereto, including without limitation any Claims or other matters relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about any of the Closed Sites. Buyer assumes the risk that Buyer’s investigations of the Closed Sites may not reveal all aspects, conditions and matters of or affecting the Closed Sites. Buyer acknowledges, agrees, represents and warrants that: (a) Buyer is an experienced, knowledgeable and sophisticated purchaser of properties similar to the Closed Sites; (b) Buyer expressly agrees to and accepts, and fully understands, each and all of the provisions of this Agreement and the waivers, releases, and limitations of liability contained in this Agreement; and (c) each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement are fair and reasonable, particularly in light of the sophistication, experience and knowledge of the Parties. Buyer acknowledges and agrees that Seller has agreed to enter into this Agreement in consideration for and in reliance upon each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement, that each Allocated Purchase Price and the Purchase Price are based in part on Buyer’s acceptance of and agreement to each and all of the waivers, releases, limitations of liability and other provisions contained in this Agreement, and that Seller would not have agreed to execute this Agreement or sell the Property to Buyer on terms that did not include each and all of the waivers, releases, limitations of liability, and other provisions contained in this Agreement.
THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN SECTIONS 2.4 AND 2.5 EXTEND TO ALL CLAIMS OF ANY NATURE AND KIND WHATSOEVER, KNOWN OR UNKNOWN, PAST OR FUTURE, SUSPECTED OR NOT SUSPECTED, AND TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, BUYER WAIVES ANY PROVISIONS OF APPLICABLE LAW THAT OTHERWISE MIGHT OPERATE TO LIMIT OR PROHIBIT ANY OF SUCH WAIVERS, RELEASES AND OTHER PROVISIONS. THE PROVISIONS OF THIS SECTION WILL SURVIVE THE CLOSING OR ANY EARLIER TERMINATION OF THIS AGREEMENT.
ARTICLE 3
OPERATION OF THE PROPERTY

Section 3.1.Operation of the Property. Between the Effective Date and the Closing Date, and subject to the provisions of the Leases, Seller will (a) use commercially reasonable efforts to maintain (or cause each Tenant to maintain, as appropriate) each Site in substantially the same condition as existed on the Effective Date, subject to reasonable wear and tear and any damage or destruction by Casualty, Condemnation (both as defined below), or other causes or events beyond the reasonable control of Seller; and (b) obtain Buyer’s consent prior to entering into any (i) amendment to any Lease (unless that amendment is required under such Lease), or (ii) except as may be otherwise expressly permitted under this Agreement, any new or amended consensual agreement that would be binding upon either a Site or Buyer following Closing. If Buyer fails to either give or expressly refuse such a consent within five (5) Business Days of receiving the written request therefor from Seller, such consent shall conclusively be deemed to have been given. Buyer’s consent to such a request with respect to any Site (x) may not be unreasonably withheld, conditioned or delayed with respect to any such amendment or agreement that is proposed by Seller prior to the expiration of the Diligence Period; and (y) may be granted or withheld in Buyer’s sole but commercially reasonable discretion with respect to any such amendment or agreement that is proposed by Seller between the expiration of the Diligence Period and the Closing of such Site.
Section 3.2.Casualty. If a Site is damaged or destroyed by fire or other casualty event (“Casualty”) first occurring after the Effective Date but prior to the Closing of such Site, Seller will provide written notice to Buyer of such Casualty promptly following Seller’s receipt of actual knowledge of such Casualty. If the Site is “materially damaged or destroyed” (as defined below) by such Casualty, Buyer may designate such Site as a Post Diligence Excluded Site by written notice given to Seller within ten (10) Business Days after Buyer receives notice of the occurrence of such Casualty, and it will be excluded from this transaction as provided in Section 1.6 above. If the Site is not deemed “materially damaged or destroyed,” or if it is but the Site is not timely designated as a Post Diligence Excluded Site by Buyer, then Buyer will remain bound to purchase the Site for the full Allocated Purchase Price pursuant (and subject) to the terms of this Agreement, without regard to the occurrence or effects of the Casualty; provided that (a) if the Tenant is responsible under the applicable Lease for insuring the Site suffering the Casualty, then at the Closing for such Site Seller will assign to Buyer Seller’s interest in the property insurance proceeds payable to Seller (if any) under such Tenant’s insurance for the restoration of the physical damage to such Site, up to (but not to exceed) the Allocated Purchase Price amount for such Site, or (b) if Seller is responsible under the applicable Lease for insuring the Site suffering the Casualty, then at the Closing for such Site Seller will provide Buyer with a credit against the Purchase Price equal to the amount of the property insurance proceeds that would be payable to Seller (if any) under Seller’s insurance for the repair of the physical damage to such Site, plus any deductible amount applicable thereto, up to (but not to exceed) the Allocated Purchase Price amount for such Site, and net of any out-of-pocket costs and expenses reasonably incurred by Seller prior to Closing (“Seller’s Casualty Costs”) in connection with the Casualty. For purposes of this Section, a Site that is subject to a Casualty shall be deemed “materially damaged or destroyed” only if (i) the Landlord is responsible under the applicable Lease for insuring or restoring the Site but (x) the insurance proceeds amount (including applicable deductible) that would be credited to Buyer as provided above for such Site (for clarity, net of Seller’s Casualty Costs, if any) is not reasonably sufficient to fund the full out-of-pocket cost for any repairs Buyer would be required to pay for or make to return such Site to a condition substantially as good as existed immediately prior to the Casualty, and (y) Seller does not agree (in Seller’s sole and absolute discretion) to pay or credit Buyer for the anticipated shortfall; (ii) the Tenant has the express right to abate rent under the applicable Lease, such abatement would continue beyond the scheduled Closing Date for such Site, and Seller does not agree (in Seller’s sole and absolute discretion) to pay or credit Buyer for the full amount of such post-Closing rental abatement; or (iii) the Tenant has the express right to terminate the applicable Lease as a result of the Casualty affecting such Site, unless waived in writing by such Tenant.
Section 3.3.Condemnation. If any condemnation proceedings are first instituted, or notice of any eminent domain proceeding, condemnation or intent to condemn is first given, with respect to all or any portion of the Real Property for a Site after the Effective Date but prior to the Closing of such Site, or if any condemnation proceedings are pending as of the Effective Date or notice of any eminent domain proceeding, condemnation or intent to condemn was received by Seller prior to the Effective Date, except those certain condemnation actions already disclosed in Schedule 3.3 (a “Condemnation”), Seller will provide written notice to Buyer of such Condemnation promptly following Seller’s receipt of actual knowledge of such Condemnation or discovery of its omission from Schedule 3.3. The Parties agree that the matters set forth on Schedule 3.3 and identified as “Excluded Condemnation Events” will be addressed as provided in Schedule 3.3 and will not be treated as “Condemnation” under this Section 3.3. If the Condemnation, including those Condemnations disclosed in Schedule 3.3 as “Known Pending or Potential Condemnation,” will result in a “material and adverse effect” (as defined below) to the Site, Buyer may designate such Site as a Post Diligence Excluded Site by written notice given to Seller within ten (10) Business Days after Buyer receives notice of the Condemnation, and it will be excluded from this transaction as provided in Section 1.6 above. If the Condemnation will not result in a “material and adverse effect” to the Property, or if it will but the Site is not timely designated as a Post Diligence Excluded Site by Buyer, Buyer will remain bound to purchase the Property for the full Purchase Price pursuant (and subject) to the terms of this Agreement, without regard to the occurrence or effect of the Condemnation; provided that at the Closing for such Site Seller will assign to Buyer Seller’s interest in the award payable to Seller on account of the Condemnation (if any), but net of any losses, costs and expenses reasonably incurred by Seller prior to Closing in connection with the Condemnation. For purposes of this Section, a “material and adverse effect” to a Site means (a) such Condemnation is reasonably likely to result in the taking of title to all or part of the affected Site within twenty-four (24) months after the Effective Date, and (b) (i) the Landlord is responsible under the Lease for restoring the Site suffering a Condemnation but (x) the condemnation award proceeds that would be assigned to Buyer as provided above for such Site are not reasonably sufficient to fund the restoration Buyer would be required to make to return the Real Property of such Site to a lawful operating condition that complies with the applicable terms and conditions of the related Lease regarding such a Condemnation, and (y) Seller does not agree (in Seller’s sole and absolute discretion) to pay or credit Buyer for the anticipated shortfall; (ii) the Tenant has the express right to abate rent under the applicable Lease as a result of the Condemnation, such abatement would continue beyond the scheduled Closing Date for such Site, and Seller does not agree (in Seller’s sole and absolute discretion) to pay or credit Buyer for the full amount of such post-Closing rental abatement; or (iii) the Tenant has the express right to terminate the applicable Lease as a result of the Condemnation affecting such Site, unless waived in writing by such Tenant.
Section 3.4.Contracts.
(a)Any Contracts existing on the Effective Date will be provided to Buyer as a part of the Seller Deliveries for Buyer’s review during the Diligence Period. Not later than the expiration of the Diligence Period, Buyer will deliver a written notice to Seller setting forth which, if any, of the Contracts Buyer elects to have Seller terminate. Seller will deliver notices of termination prior to or at Closing terminating those Contracts that Buyer so timely notifies Seller to terminate, and Seller will be responsible for any termination penalties or fees associated with the termination of such Contracts. At Closing, Seller will assign to Buyer, to the extent assignable, and Buyer will assume, all remaining Contracts for each Site pursuant to the Assignment of Contracts described in Section 5.3 below. Any amounts paid or payable under any Contracts being assigned to Buyer will be appropriately prorated between the Parties at Closing.
(b)After the Effective Date, Seller will request Buyer’s consent prior to entering into any new Contract, or amending any existing Contract, unless that Contract (as may be so amended) either will not extend beyond Closing or is terminable by Seller prior to or at Closing. If Buyer fails to either give or expressly refuse such consent within five (5) Business Days after receiving the written request from Seller, such consent shall conclusively be deemed to have been given. Buyer’s consent (i) may not be unreasonably withheld, conditioned or delayed with respect to any such Contract or amendment that is proposed prior to the expiration of the Diligence Period; and (ii) may be granted or withheld in Buyer’s sole but commercially reasonable discretion with respect to any such Contract or amendment that is proposed for a Site between the expiration of the Diligence Period and Closing of such Site.

(c)    Seller will cause any Broker Listing Agreements and any Property Management Agreements to be terminated with respect to the Sites affected thereby prior to or as of the Closing Date for the subject Sites, and Seller will be solely responsible for any termination fees or other payments due under any such terminated agreements, unless such payments (typically for unpaid leasing commissions) constitute Leasing Costs otherwise allocated to Buyer under Section 3.6 below, provided that any such Leasing Costs have been consented to by Buyer in writing to the extent such consent is required by Section 3.1 above.
Section 3.5.Lease Enforcement. Prior to the Closing Date, Seller will have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease; provided, however, that in the event that a Material Tenant Lease Default exists or occurs at any Site, and such breach or default is not set forth in Schedule C attached hereto, that Seller either (a) provides written notice of such default to Tenant pursuant to the terms of the applicable Lease, or (b) provides written notice of such default or breach to Buyer and if the Diligence Period has expired Buyer may compel Seller to provide written notice of default to Tenant by making such request to Seller in writing within five (5) Business Days of receiving such notice of Tenant’s default. Seller shall not apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by the applicable Tenant. Seller will provide to Buyer a copy of any written notice of default given to or received from any Tenant after the Effective Date promptly following Seller’s delivery or receipt thereof. As used herein, the term “Material Tenant Lease Default” means a monetary default by the applicable Tenant of which Seller has actual knowledge that exceeds an amount equal to the lesser of (x) one hundred ten percent (110%) of the amount of one (1) month of base rent applicable to any Site, or (y) $50,000 for the applicable Site, or a non-monetary default by the applicable Tenant under its Lease of which Seller has actual knowledge where either (x) such Tenant must spend more than $50,000 for such Site to remedy such default, or (y) such default impairs the value of such Site by more than $50,000 as reasonably estimated by Seller.
Section 3.6.    Leasing Costs. At or prior to Closing, Seller will pay any Leasing Costs that are or become due and payable prior to Closing for matters that occurred under the Leases prior to the Effective Date with respect to the Leases that are subject to that Closing, which Leasing Costs as of the Effective Date (if any) are set forth on Schedule E attached to this Agreement. If as of the Closing Date there are any unpaid (but not then due and payable) Leasing Costs for matters that occurred under the Leases prior to the Effective Date (for example, for pending tenant improvement work or “second half” leasing commissions), then at Closing Seller will establish a post-closing holdback with Escrow Agent containing the funds necessary to pay such amounts, and Buyer and Seller will each promptly approve the disbursement of such funds to the appropriate payees when such amounts become properly due and payable. Additionally, if the Closing occurs Buyer will be responsible for and will pay any Leasing Costs relating to or arising from any matters that occurred under the Leases after the Effective Date, including without limitation the exercise by a Tenant of a renewal, expansion or extension option contained in any Lease. The provisions of this Section will survive the Closing.
Section 3.7.    Tenant Bankruptcy. If at any time prior to Closing, a Tenant that leases an applicable Site is the subject of a voluntary or involuntary petition under bankruptcy, insolvency or similar law affecting creditors generally (“Bankruptcy Event”), Buyer may designate such Site as a Post Diligence Excluded Site by written notice given to Seller within ten (10) Business Days after Buyer receives notice of the Bankruptcy Event, and it will be excluded from this transaction as provided in Section 1.6 above.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Section 4.1.Representations and Warranties of Seller. Subject to the information disclosed by the Seller Deliveries, Title Commitment and Survey, and as a material inducement to Buyer to execute this Agreement, Seller makes the following representations and warranties to Buyer as of the Effective Date and (except as may be disclosed in writing to Buyer after the Effective Date) again as of the applicable Closing Date:
(a)Each Selling Entity is duly organized and validly existing and in good standing under the laws of its state of formation; and the execution, delivery and performance of this Agreement and all Closing Documents to be executed and delivered by Seller pursuant to this Agreement are within the organizational power of Seller and have been or will prior to Closing be duly authorized and consented to by Seller or any of its Affiliates from whom any consents or approvals are required. Except as may be expressly set forth in this Agreement or in Schedule C attached hereto (including without limitation as may apply to ROFR Sites), no third-party consents or approvals are required as a condition to the performance by Seller of its obligations under this Agreement.
(b)Seller has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors or suffered the appointment of a receiver to take possession of the Property.
(c)There are no actions or proceedings pending or, to Seller’s knowledge, threatened against Seller that Seller reasonably expects would affect the validity or enforceability of this Agreement or any of the Closing Documents to be executed and delivered by Seller pursuant to this Agreement.
(d)To Seller’s knowledge, there are no leases to which Seller is a party that will bind or encumber any Site following Closing, other than the related Lease for each such Site (and if applicable, any Related Agreement applicable to such Site that constitutes a lease agreement).
(e)Except as may be set forth on Schedule 3.3 with respect to a Site, Seller has not received written notice of any currently pending or threatened Condemnation of all or any portion of any Site.
(f)Except as may be set forth on Schedule C with respect to a Site, Seller has not received written notice of any litigation that is currently pending or threatened against Seller with respect to the Property, except as may be the responsibility of a Tenant under its applicable Lease and Seller has not initiated any litigation against Tenant or other parties with respect to the Property.
(g)Except as may be set forth on Schedule E with respect to a Site or in the Lease for any Site, there are no Leasing Costs currently due and payable by Seller with regard to any Lease.
(h)Except as may be set forth in the Lease for a Site or any document recorded against the Real Property of a Site, Seller has not granted any option or right of first refusal to any party to acquire Seller’s ownership interest in any portion of the Property.
(i)The copies of the Leases delivered to Buyer are complete and accurate copies of the Leases in Seller’s files that Seller relies upon in connection with its ownership and operation of the respective Sites. To Seller’s knowledge, each of the Leases constitutes the entire agreement between the applicable Selling Entity and the applicable Tenant regarding such Tenant’s lease and occupancy of the related Site.
(j)Except as may be set forth on Schedule C with respect to a Site, as of the Effective Date, Seller has not given to any Tenant written notice that such Tenant is in default of or breach under its respective Lease, or received from any Tenant written notice that Landlord is in default of or breach under its respective Lease, except for any prior breaches or defaults that, to Seller’s knowledge, have been cured in all material respects as of the Effective Date.

(k)The copies of the Contracts delivered to Buyer are complete and accurate copies of the Contracts in Seller’s files that Seller relies upon in connection with its ownership and operation of the respective Sites. Except as may be set forth on Schedule C with respect to a Site, as of the Effective Date, Seller has not received nor given written notice of any existing default or breach under any Contract that, to Seller’s knowledge, has not been cured in all material respects as of the Effective Date.
(l)Except as may be set forth on Schedule C with respect to a Site, as of the Effective Date, to Seller’s knowledge, Seller has not received any written notice from any Governmental Authority that the Real Property for any Site is presently in material violation of any applicable environmental or other Laws relating to the Real Property, or informing Seller of any official investigation by such Governmental Authority of the subject Site regarding a potential violation of applicable environmental or other Laws relating to the Real Property.
(m)Except as may be set forth on Schedule C with respect to a Site, as of the Effective Date, to Seller’s knowledge, Seller has not received any written notice of any current unremediated release from any Storage Tank Systems, or any written notice from any Governmental Authority that any Storage Tank Systems are not being operated and maintained in compliance with Laws.
(n)The copies of any Related Agreements delivered to Buyer are complete and accurate copies of such documents as contained in Seller’s files that Seller relies upon in connection with its ownership and operation of the respective Sites. Except as may be set forth on Schedule C with respect to a Site, as of the Effective Date, Seller has not received nor given written notice of any existing default or breach under any Related Agreement that, to Seller’s knowledge, has not been cured in all material respects as of the Effective Date.
(o)None of the Selling Entities are acting on behalf of, an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of any such employee benefit plan or plans.
(p)     To Seller’s knowledge, (i) the information presented in Schedule A is true, correct and complete in all material respects as of the Effective Date, and (ii) the Seller’s Deliveries constitute true and complete copies of all such items as contained in Seller’s electronic files.
(q)     Except as may be set forth on Schedule C with respect to a Site, as of the Effective Date, to Seller’s knowledge, Seller has not received any written notice that Seller or an applicable Tenant is in default of or breach under a declaration, CC&R or association governing the Site ("Governing Documents"), nor has Seller given any written notice that that a declarant, association or member under any Governing Documents are in default under a Governing Document, in either case, which default has not been cured in all material respects.
(r)     To Seller’s knowledge, each Tenant ledger provided to Buyer as part of the Seller Deliverables, is a true and complete copy of such item as contained in Seller’s accounting system and is relied upon by Seller in its ownership and management of the applicable Site. For purposes of this Agreement and any Closing Documents, unless otherwise provided herein, whenever the phrases “to the best of Seller’s knowledge”, or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of the representative(s) of Seller with the responsibility for directly overseeing the management and operations of the respective Site or Sites. Such individual(s) will have no personal liability under this Agreement or otherwise with respect to the Property.
Section 4.2.Representations and Warranties of Buyer. As a material inducement to Seller to execute this Agreement, Buyer makes the following representations and warranties to Seller as of the Effective Date and (except as may be disclosed in writing to Seller after the Effective Date) again as of the applicable Closing Date:
(a)Buyer is duly organized and validly existing and in good standing under the laws of its state of formation and, to the extent legally required to do so, Buyer (or its Permitted Assignee) is or will prior to Closing be duly qualified to transact business in each State in which any Site being acquired by such Person is located; and the execution, delivery and performance of this Agreement and all Closing Documents to be executed and delivered by Buyer pursuant to this Agreement are within the organizational power of Buyer and have been or will prior to Closing be duly authorized and consented to by Buyer or any of its Affiliates from whom any consents or approvals are required. Except as may be expressly set forth in this Agreement (including without limitation as may apply to ROFR Sites), no third-party consents or approvals are required as a condition to the performance by Buyer of its obligations under this Agreement.
(b)Buyer has not filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors or suffered the appointment of a receiver to take possession of any of Buyer’s property.
(c)There are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer that Buyer reasonably expects would affect the validity or enforceability of this Agreement or any of the Closing Documents to be executed and delivered by Buyer pursuant to this Agreement.
(d)Buyer (i) is an experienced and knowledgeable purchaser of real property, (ii) is represented by competent counsel, and (iii) understands and accepts the terms and provisions of this Agreement, including without limitation all releases, waivers, limitations, and assumptions of risk and liability set forth in this Agreement.
Section 4.3.OFAC and Source of Funds. Buyer and Seller each represent and warrant to the other, and to Escrow Agent, that (a) such Party is not a Restricted Person; (b) such Party is not knowingly acting, directly or indirectly, for, on behalf of, or in conjunction with any Restricted Person and is not engaging in, instigating or facilitating this transaction for or on behalf of any Restricted Person; (c) such Party is not engaging in this transaction, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering; and (d) none of the funds of such Party to be utilized in this transaction have been or will be derived from any unlawful activity with the result that such Party, its funds, or the Property is subject to potential seizure, forfeiture or other such remedy or that this Agreement or the transactions hereunder are or will be in violation of any applicable laws or regulations. Notwithstanding the foregoing, neither Seller nor Buyer is making any representation or warranty under this Section 4.3 regarding any public shareholders it may have unless any such individual shareholder holds greater than five percent (5%) of such Party’s publicly-held shares. The provisions of this Section will survive the Closing (in this sole instance, without regard to the limitations contained in Section 4.5) or any earlier termination of this Agreement.
Section 4.4.Inaccuracy Discovered Prior to Closing. Neither Party may rely on any representation or warranty made by one Party (the “Maker”) to the other Party (the “Recipient”) in this Agreement or in any Closing Document to the extent that the Recipient has, receives or obtains actual knowledge prior to any Closing that such representation or warranty was, is or has become inaccurate or incorrect in any respect (an “Inaccuracy”). (If the Recipient first obtains actual knowledge of the Inaccuracy after the applicable Closing, Section 4.5 below will apply instead of this Section 4.4; and as to an Inaccuracy that relates only to a specific Site or Sites, such distinction will be measured from the date the Closing for such Site(s) occurred.) If either Party believes or determines prior to or at any Closing that an Inaccuracy exists (regardless of which Party made the underlying representation or warranty), then such Party will promptly give written notice thereof to the other Party. The Maker will have the right, but not the obligation, to cure any such Inaccuracy by giving written notice to the Recipient of its intention to cure such Inaccuracy within five (5) Business Days of the Maker’s delivery or receipt of such notice (and if reasonably required, the applicable Closing will be extended by no more than thirty (30) days to allow for such cure and such Sites will be treated as Delayed Closing Sites). Regardless of whether such cure is attempted or effected by the Maker, the Recipient’s sole remedy with respect to an Inaccuracy that is actually known by the Recipient prior to any Closing and is not timely cured by the Maker will be either (a) waive the Inaccuracy and proceed to such Closing subject to the other provisions of this Agreement, or (b) if the anticipated losses to the Recipient as a direct result of the Inaccuracy, as determined by Seller and Buyer in the exercise of their commercially reasonable business judgment (the “Anticipated Loss Amount”) is less than $50,000.00 for Inaccuracy affecting only one Site or an aggregate of $1,000,000.00 for multiple instances of Inaccuracy or Inaccuracy affecting multiple Sites (the “Pre-Closing Threshold Amounts”), then the Recipient shall be conclusively deemed to have elected to waive such Inaccuracy(ies) and all effects or consequences thereof, the Maker will have no liability whatsoever with respect to such Inaccuracy, and the Parties will proceed to Closing on such Site or Sites subject to the other provisions of this Agreement (however notwithstanding the foregoing, the Pre-Closing Threshold Amounts shall not apply to an Inaccuracy arising out of Section 4.1(f)); or (c) if the Anticipated Loss Amount exceeds the Pre-Closing Threshold Amounts, the Recipient may (i) designate the Site(s) directly affected by such Inaccuracy as Post Diligence Excluded Sites, subject to Sections 1.6 and 1.7 above, within five (5) Business Days following the end of the Maker’s five (5) Business Day cure period (but in any event, prior to the Closing on any affected Site); and if Seller is the Maker and Seller had actual knowledge of the Inaccuracy when the applicable representation or warranty was made or if the applicable representation or warranty became untrue or inaccurate as the result of Seller’s knowing or intentional breach of Seller’s covenants and obligations under this Agreement, Seller will reimburse Buyer’s reasonable and actual out of pocket expenses with respect to the Site in an amount to exceed, in the aggregate, $20,000 for each Site, or (ii) if, and only if, the Anticipated Loss Amount exceeds an aggregate of $20,000,000.00, terminate this Agreement by giving the Maker written notice of the Recipient’s termination of this Agreement within five (5) Business Days following the end of the Maker’s five (5) Business Day cure period (but in any event, prior to the Closing on any affected Site); provided, however, that if (x) the total Anticipated Loss Amount under this Agreement is less than $20,000,000.00, and (y) the Maker elects (in the Maker’s sole and absolute discretion) to pay or credit to the Recipient an amount equivalent to the Anticipated Loss Amount, then the sole and exclusive remedy of the Recipient for all Inaccuracy will be to receive such Anticipated Loss Amount from the Maker at the Final Closing, and the Maker will have no other liability whatsoever with respect to such Inaccuracy. If the Recipient terminates this Agreement when so allowed pursuant to this Section 4.4, (A) Escrow Agent will return the Deposit to Buyer, regardless of whether Buyer is the Maker or the Recipient, and if Seller is the Maker and Seller had actual knowledge of the Inaccuracy when the applicable representation or warranty was made or if the applicable representation or warranty became untrue or inaccurate as the result of Seller’s knowing or intentional breach of Seller’s covenants and obligations under this Agreement, Seller will reimburse Buyer’s reasonable and actual out of pocket expenses incurred in connection with the negotiation of this Agreement, Buyer’s diligence with respect to the Property in an amount not to exceed $20,000 for any Site, (B) neither Party will have any further rights or obligations under this Agreement except for Obligations Surviving Termination. If this Agreement is not terminated pursuant to this Section 4.4, then (subject to the receipt of such remedy as may be expressly provided for under this Section, if any) the Recipient shall be conclusively deemed to have elected to waive the Inaccuracy and all effects or consequences thereof, the Maker will have no liability whatsoever with respect to the Inaccuracy (other than as to such express remedy, if any), and the Parties will proceed to Closing on the affected Site or Sites subject to the other provisions of this Agreement. In furtherance of the foregoing, each Party agrees that the Maker will have no liability with respect to any representation or warranty to the extent that, prior to the Closing, the Recipient has, receives or obtains actual knowledge of an Inaccuracy (from whatever source, including without limitation from disclosure by or on behalf of the Maker) and the Recipient nevertheless proceeds to close the purchase or sale of the Property under this Agreement without availing itself of the termination or other remedy (if any) provided under this

Section 4.4. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.
Section 4.5.Survival of Representations and Warranties After Closing. Subject in all respects to Section 4.4, the representations and warranties made by each Party in this Agreement or any Closing Document will survive the Closing only until the date that is one two hundred seventy (270) days following the date of Closing (the “Expiration Date”). As to representations and warranties that relate to a specific Site, the Expiration Date will be measured from the date the Closing for such Site occurred. Any Claims for, relating to or arising from an Inaccuracy discovered after Closing are limited in all respects to any actual damages the Recipient sustained from the Recipient’s reasonable reliance upon the representation or warranty prior to obtaining actual knowledge of the Inaccuracy. In no event will either Party be liable to the other Party for any consequential, indirect, special or punitive damages suffered by a Party as a result of any Inaccuracy. If an Inaccuracy is discovered after Closing and the Recipient desires to pursue any remedy against the Maker with respect to such Inaccuracy, then the Recipient must give the Maker a Claim Notice detailing the Inaccuracy upon or prior to the Expiration Date. Any Claims that a Recipient might otherwise have or have had against a Maker with respect to any Inaccuracy, whether such Inaccuracy or such Claims are known or unknown, will not be valid or effective if a Claim Notice detailing the Inaccuracy has not been given to the Maker on or prior to the Expiration Date. For the avoidance of doubt, following the Expiration Date, each Party shall be deemed to be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the other Party (and to its other Buyer Parties or Seller Parties, as applicable) with respect to any Inaccuracy, known or unknown, not detailed in a Claim Notice delivered to the other Party on or prior to the Expiration Date. Further, any Claims that either Party may have at any time against the other Party for any matter with respect to which a Claim Notice has been given to the other Party on or prior to the Expiration Date may be the subject of subsequent litigation brought by the claiming Party, but only if such litigation is commenced against and duly served upon the other Party on or prior to the date that is ninety (90) days following the Expiration Date (the “Claim Bar Date”). For the avoidance of doubt, following the Claim Bar Date, each Party shall be deemed to be fully discharged and released (without the need for separate releases or other documentation) from any liability or obligation to the other Party (and to its other Buyer Parties or Seller Parties, as applicable) with respect to any Claim, known or unknown, except for any Claim for which both (a) a Claim Notice was given by the claiming Party to the other Party on or prior to the Expiration Date, and (b) litigation upon the Claim has been commenced by the claiming Party and duly served upon the other Party prior to or upon the Claim Bar Date. This Section (and Section 4.4 above) collectively provide the sole remedies of each Party with respect to any Inaccuracy and each Party expressly waives any other rights or remedies such Party might otherwise have at law or in equity with respect to any Inaccuracy in any representation or warranty of the other Party. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.
ARTICLE 5
CLOSING, DELIVERIES AND PRORATIONS

Section 5.1.Closing. Subject to the express terms and conditions set forth in this Agreement, the Closing and the delivery of all items to be delivered by the Parties at the Closing will be performed through an escrow closing conducted by Escrow Agent on the Closing Date. Except as may otherwise be expressly provided in this Agreement, the Closing Date may not be accelerated or extended without the prior written approval of both Seller and Buyer. The term “Delayed Closing Site” means a Site that has been properly designated as such for specified reasons under certain provisions of this Agreement providing for such designation, including without limitation as provided in Sections 1.4, 1,5, 2.2, 2.3, 4.4, and 5.2. Unless a different time for Closing is expressly specified for the subject Site under the provisions of this Agreement providing for such Site’s designation as a Delayed Closing Site, the Closing Date for a Site designated as a Delayed Closing Site will be no later than forty-five (45) days after the date of the Initial Closing. The Parties will reasonably cooperate to “group” Delayed Closing Sites in an attempt to close multiple Delayed Closing Sites together on a single date, to the extent such a result can reasonably be accomplished without material additional effort or expense to either Party (it being the intention of the Parties that grouping such delayed closings will be pursued to the extent they can be performed by the Parties in a more efficient manner than multiple individual delayed closings). To ensure appropriate security is provided for Buyer’s obligations to close on the Delayed Closing Sites, all of the Deposit will be held in escrow until the Final Closing of the last Delayed Closing Site; provided, that if following any earlier Closing the total Deposit so held would exceed thirty percent (30%) of the aggregate of the Allocated Purchase Price amounts for all Delayed Closing Sites that will remain un-closed following such Closing, such excess of the Deposit over thirty percent (30%) of the aggregate remaining Purchase Price will be applied to the Purchase Price at such prior Closing, with the balance being held for application at the Final Closing.
Section 5.2. Estoppel Certificate. Seller will request from each Tenant, at Seller’s sole cost and expense, and use commercially reasonable efforts to obtain and provide to Buyer at least five (5) Business Days prior to the Closing Date for the respective Site, an estoppel certificate (each, an “Estoppel Certificate” and collectively, the “Estoppel Certificates”).
(a)If a form of estoppel certificate is attached to or otherwise specified by a Lease or if it is the policy of a Tenant that a particular form of estoppel certificate be used, and such form is consistent with the requirements of such Tenant’s Lease, that form shall be deemed acceptable to Buyer for that Lease. Seller will request that all Estoppel Certificates be addressed to the applicable Buyer entity listed on Schedule A, together with Realty Income Corporation, a Maryland corporation, its subsidiaries, affiliates, successors and assigns,” but the failure of a Tenant to so address the Estoppel Certificate shall not render such Estoppel Certificate unacceptable.
(b)An Estoppel Certificate shall be deemed acceptable to Buyer unless (i) it is dated prior to the Effective Date, but no earlier than 90 days prior to the applicable Closing Date, (ii) it contains any information or statements that are both materially inconsistent with the information set forth in the related Lease and materially adverse to Buyer, or (iii) it alleges any monetary default or any material non-monetary default by the Landlord (or facts or circumstances that could give rise to such a default, in each case unless such facts or circumstances alleging any monetary default or material non-monetary default by the Landlord are remedied by Seller to the applicable Tenant’s satisfaction prior to Closing); provided, however, that neither exception (ii) nor (iii) will apply (and thus Buyer will have not have that basis to reject the subject Estoppel Certificate) if the adverse information or statements therein or the facts underlying such information or statements were actually known to Buyer prior to the expiration of the Diligence Period, including without limitation by inclusion in the exceptions to Seller’s representations and warranties set forth in Schedule C.
(c)An Estoppel Certificate shall be deemed approved in the form received from a Tenant if Buyer has not given specific written objections thereto to Seller, identifying such objections and the customary and commercially reasonable changes requested by Buyer for such Estoppel Certificate, prior to the later of (i) five (5) Business Days after receipt by Buyer, or (ii) expiration of the Due Diligence Period. If Buyer so objects to the form of any Estoppel Certificate received from a Tenant, or a Tenant fails to timely return an Estoppel Certificate as may be required by such Tenant’s Lease, and Buyer timely requests in writing that Seller continue to attempt to procure such Estoppel Certificate, Seller will have the right to cure or attempt to cure the objectionable matters set forth in such Estoppel Certificate and/or seek to have the applicable Tenant revise such Estoppel Certificate to address Buyer’s requested changes, or to obtain an initial Estoppel Certificate, as applicable, and Seller may extend the Closing Date for such Site up to thirty (30) days (by written notice of extension delivered to Buyer and Escrow Agent) for the purpose of effecting such cure and/or obtaining the desired Estoppel Certificate (in which event such Site will be treated as a Delayed Closing Site. If Seller does not so extend the Closing or if Seller so extends the Closing but such cure is not completed and/or the desired Estoppel Certificate from such Tenant has not been obtained and provided to Buyer at least three (3) Business Days prior to the revised (if applicable) Closing Date, Buyer will have the option, as its sole and exclusive remedy, to either (x) if no Estoppel

Certificate is received at all or if the last version received contains information or statements that would render the Estoppel Certificate unacceptable under Section 5.2(b), then, subject to Seller’s rights under Section 5.2(d) below, Buyer may designate such Site as a Post Diligence Excluded Site by written notice delivered to Seller and Escrow Agent prior to such Closing Date, subject to the provisions and limitations of Section 1.7 above concerning such Sites; or (y) proceed to Closing on such Site as scheduled without receiving the desired Estoppel Certificate.
(d)As a condition precedent to Buyer’s obligation to close escrow under this Agreement, Buyer is required to receive Estoppel Certificates as provided above in this Section for (i) all of the Leases listed in Schedule G (“Major Leases”) (provided that Seller shall be able to satisfy this condition with respect to those Sites leased to Walgreens and CVS entities by obtaining, in the aggregate, Estoppel Certificates applicable to seventy percent (70%) or more of such Leases, (ii) at least eighty percent (80%) of the remaining total number of Leases excluding the Major Leases involved in any such Closing, and (iii) as to such Leases with respect to which Seller is unable to obtain an Estoppel Certificate, Seller provides a “seller estoppel” certificate to Buyer in substantially the form of Exhibit F to this Agreement, but in no event for more than twenty percent (20%) of the total number of Leases involved in any such Closing and not for any Major Leases (a “Seller Estoppel”), (collectively, the “Estoppel Threshold”). The Initial Closing shall not occur until Estoppel Certificates have been received for at least forty-eight (48) Leases and the Estoppel Certificates required by subpart (i) above of this Section 5.2(d) have been received. For clarity, the determination of the Estoppel Threshold applicable at any time will exclude any Excluded Sites, as of such time, and will exclude any Delayed Closing Sites that are not included in the applicable Closing. Any inability of Seller to obtain an acceptable Estoppel Certificate from any Tenant or Tenants shall not be deemed a breach or default by Seller under this Agreement. If Seller is unable to timely obtain an Estoppel Certificate for any specific Site, Seller will issue a Seller Estoppel for such Site. If Seller provides a Seller Estoppel, Seller’s statements in such Seller Estoppel will survive the Closing as representations and warranties of Seller, consistent with (but subject to) the provisions of Section 4.5 above; provided, that a Seller Estoppel will automatically expire sooner if and to the extent (but only to the extent) that the statements contained therein are later confirmed by a tenant estoppel certificate delivered by the Tenant under the Lease that was the subject of the Seller Estoppel. For purposes of clarity, with respect to any Site, it is a condition precedent to Buyer’s obligation to close escrow under this Agreement for such Site, that Buyer receives either (i) an Estoppel Certificate, or (ii) a Seller Estoppel for such Site that satisfies the requirements of this Section 5.2(d).
(e)Upon Seller’s receipt from Buyer of a proposed form of estoppel certificate related to any CC&R documents, declaration or other title matter together with a request letter addressed to the party or parties from whom estoppel certificates are desired, Seller shall use commercially reasonable and good faith efforts to obtain and deliver such estoppel certificates to Buyer; provided, however, in no event shall receipt of any such estoppel certificate be a condition precedent to Closing. Seller shall reasonably cooperate with all reasonable requests of Buyer to draft each such estoppel certificate, including providing information reasonably necessary to complete each certificate that is available to Seller.
Section 5.3.Closing Documents.
(a)On or before the applicable Closing Date for a Site, Seller will deposit the following into escrow with respect to such Site, all documents having been duly executed and, if to be recorded, acknowledged by Seller:
(i)a Special Warranty Deed (or the state-specific counterpart thereof) in the form attached to this Agreement as Exhibit A (the “Deed”);
(ii)an Assignment and Assumption of Lease in the form attached to this Agreement as Exhibit B (the “Assignment of Lease”); provided that, to the extent the related Lease (or a memorandum thereof) has previously been placed of record, such Assignment of Lease shall be in recordable form;

(iii)a Bill of Sale and Assignment of Intangible Property in the form attached to this Agreement as Exhibit C (the “General Assignment”);
(iv)if applicable, an Assignment and Assumption of Contracts in the form attached to this Agreement as Exhibit D (the “Assignment of Contracts”);
(v)such disclosures and reports (including tax reporting and withholding certificates) as are required of Seller by applicable state and local law in connection with the conveyance of the applicable Site;
(vi)a notice to be given to each Tenant stating that the applicable Site has been sold to Buyer and that, after the Closing, all rents should be paid to or as directed by Buyer;
(vii)a confirmation pursuant to Section 1445(b)(2) of the Code that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, also sometimes referred to as a “FIRPTA” certification or affidavit, on Seller’s customary form;
(viii)Seller’s “owner’s affidavit” or comparable assurance to Title Company regarding work performed and other customary matters, in the form attached hereto as Schedule 5.3;
(ix)a closing statement as provided in Section 5.4(f) below; and
(x)such other documents as may be specifically required under this Agreement, and such other customary documents as are necessary and appropriate to effect the Closing and are reasonably acceptable to Seller.
(b)On or before the applicable Closing Date for a Site, Buyer will deposit the following into escrow with respect to such Site, all documents having been duly executed and, if to be recorded, acknowledged by Buyer:
(i)the Allocated Purchase Price, as adjusted and reflected in the closing settlement statement agreed upon by Buyer and Seller;
(ii)counterparts of the Assignment of Lease, the General Assignment, and the Assignment of Contracts (if any);
(iii)such disclosures and reports (including tax reporting and withholding certificates) as are required of Buyer by applicable state and local law in connection with the conveyance of the applicable Site;
(iv)a counterpart of the closing statement as provided in Section 5.4(f) below; and
(v)such other documents as may be specifically required under this Agreement, and such other customary documents as are necessary and appropriate to effect the Closing and are reasonably acceptable to Buyer.
(c)The Parties agree that the form documents attached as exhibits to this Agreement are acceptable to accomplish the conveyances contemplated by this Agreement. Seller will prepare, at Seller’s cost and expense and provide to Buyer for Buyer’s review and reasonable approval the closing documents contemplated by this Agreement. The acceptance by Buyer of a Deed to a Site at the Closing of such Site shall be deemed to be a full performance and discharge of every obligation on the part of Seller to be performed under this Agreement with respect to such Site, other than Seller’s Express Agreements that are specifically stated in this Agreement to survive the Closing. The Parties may agree, each in their reasonable discretion, to utilize “blanket” documents applicable to multiple Sites for certain of the Closing Documents other than the Deeds.
Section 5.4.Prorations. Items of income and expense relating to the Property will be adjusted between Seller and Buyer for each Site, on a Site-by-Site basis, for each Closing as provided below. Closing Date prorations will be made as of 12:01 A.M. local time on the day of the subject Closing as if Buyer was the owner of the Site for the entire Closing Date. Any amounts due and owing to Tenant by Seller as of the Closing shall be, at Seller’s option, paid in full to Tenant or credited to Buyer at Closing.
(a)Base rents, and any estimate or impound payments for common area maintenance charges, insurance, fines or other expenses related to a Site paid by the Tenant to Seller under the Lease (collectively, “Rents”) for the month of Closing will be prorated as of the Closing Date.
(b)Real Estate Taxes for a Site that first become delinquent (and thus are customarily paid) in the calendar year in which Closing occurs will be addressed by the Parties at Closing as follows: (i) if such Real Estate Taxes are paid directly to the taxing authority(ies) by Tenant, then such Real Estate Taxes will not be prorated or adjusted between the Parties; (ii) if such Real Estate Taxes are paid to the taxing authority(ies) by the landlord under the Lease but are collected by the landlord from (or reimbursed to the landlord by) Tenant in lump sums that correlate directly to the payment amounts, then such Real Estate Taxes will not be prorated or adjusted between the Parties, but rather the Party that pays an installment of Real Estate Taxes in the calendar year of Closing will be entitled to receive and retain the payment from Tenant that corresponds to the installment of Real Estate Taxes so paid by such Party; or (iii) if such Real Estate Taxes are paid by Tenant through monthly tax impound payments collected by the landlord, then all such tax impound payment amounts that have been received by Seller from Tenant for such Site with respect to the calendar year of Closing (“Tax Amounts Received”) will be reconciled against any Real Estate Taxes paid to the taxing authority(ies) in the calendar year of Closing for such Site by Seller (“Taxes Paid”); and as may be applicable, either (x) if Tax Amounts Received exceed Taxes Paid, the excess will be credited by Seller to Buyer at the Closing of such Site, or (y) if Tax Amounts Received are less than Taxes Paid, the shortfall will be paid by Buyer to Seller at such Closing (and Buyer will receive and retain all tax impound amounts paid by Tenant from and after such Closing). Notwithstanding the foregoing, at Closing, Buyer shall not be responsible for paying to Seller (i) any of the Real Estate Taxes owed by Tenant to Seller as further set forth on Schedule C, or (ii) any additional delinquent Real Estate Taxes previously paid by Seller which are Tenant’s responsibility under the Lease which may be later disclosed by Seller. Any such amounts received by Buyer from Tenant shall be held and remitted pursuant to subsection (i) below.
(c)All other items of expense for each Site that are not offset by Tenant’s monthly impounds, including but not limited to any utility charges, maintenance charges, and charges under any Permitted Exceptions, will be prorated as of the applicable Closing Date (excluding any such items that, under the Lease, are paid or payable directly by Tenant to parties other than Seller). For all utilities (if any) that are in the name of Seller, Buyer and Seller will cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller, with Buyer being designated the billing party in lieu of Seller from and after the Closing Date. Seller will be entitled to receive and retain any deposits of Seller held by utility companies with respect to any Site.
(d)If Seller, as Landlord, is collecting from the Tenant of a Site payments of additional rent (“OpEx Impound Payments”) to cover, insurance, utilities, maintenance and other operating costs and expenses (collectively, “Operating Expenses”) incurred by Landlord in connection with the ownership, operation, maintenance and management of such Site during calendar year 2022, then such OpEx Impound Payments received by Seller with respect to calendar year 2022 shall be reconciled with each applicable Tenant by Seller promptly after Closing and at Seller’s expense in accordance with each applicable Lease (the “2022 Reconciliations”). Until December 31, 2023, Seller agrees to indemnify, defend and hold harmless Buyer from any claim, damages, liabilities, rent offsets or expenses (including without limitation, reasonable attorneys’ fees) incurred by Buyer resulting from Seller’s failure to complete the 2022 Reconciliations in accordance with each applicable Lease. This indemnity obligation shall not be subject to the Threshold Amount provided for in Section 6.3(b). Seller may institute litigation seeking money damages against any Tenant in connection with such 2022 Reconciliations or any dispute or controversy arising therefrom; provided, however, in no event may Seller seek to terminate such Tenant’s applicable Lease or seek to dispossess such Tenant.
(e)If Seller, as Landlord, is collecting from the Tenant of a Site OpEx Impound Payments to cover Operating Expenses incurred by Landlord in connection with the ownership, operation, maintenance and management of such Site during calendar year 2023, then such Impound Payments received by Seller with respect to calendar year 2023 as to each Site (“Impound Expenses Received”) will be reconciled against the actual amounts expended by Seller for Operating Expenses with respect to such Site with respect to such period (“Impound Expenses Paid”) (the “2023 Reconciliations”); and as may be applicable, either (i) if Impound Payments Received exceed Impound Expenses Paid, the excess will be credited by Seller to Buyer at the Closing of such Site, or (ii) if Impound Payments Received are less than Impound Expenses Paid, the shortfall will be paid by Buyer to Seller at such Closing (and Buyer will receive and retain all OpEx Impound Payments paid by such Tenant for such Site from and after such Closing). Notwithstanding the foregoing, at Closing, Buyer shall not be responsible for paying to Seller (i) any of the Operating Expenses owed by Tenant to Seller as further set forth on Schedule C, or (ii) any additional delinquent Operating Expenses which are Tenant’s responsibility under the Lease which may be later disclosed by Seller. Any such amounts received by Seller from an applicable Tenant after the applicable Closing Date shall be held and remitted pursuant to subsection (i) below.
(f)If for any reason sufficient information is not available for a Site at Closing to allow Seller to provide the proration amounts contemplated in Sections 5.4(b) or (c) or (e) above, Seller will provide appropriate reconciliations (and reasonable supporting information, including but not limited to, tenant ledgers, general ledgers and invoices supporting such Operating Expenses) to Buyer within six (6) months after the Closing of such Site; and unless Buyer reasonably objects thereto within forty-five (45) days of their receipt, thereupon Seller will pay to Buyer any amounts due Buyer, and Buyer will pay to Seller any amounts due Seller, as may be indicated by such supplemental reconciliations (net of any amounts that may have been estimated or determined by Seller and Buyer and paid or credited for such purposes at the applicable Closing between such Parties). Unless expressly otherwise agreed by the Parties, the reconciliation credits or payments made between Buyer and Seller as provided in Sections 5.4 (b), (c) and (e) will be final as between the Parties. As between Buyer and the Tenant of a Site, following the end of the calendar year in which the applicable Closing occurs, Buyer will be responsible for preparing and providing any final full-year reconciliations of Real Estate Taxes and other expense amounts that may be required to be provided to any Tenant pursuant to its Lease and for settling any adjustments required with each such Tenant as a result of such reconciliations (provided, that Buyer may utilize the reconciliations and supporting information received from Seller for such purpose).
(g)If any Tenant pays percentage rent under its Lease, Buyer will remit to Seller, within thirty (30) days of receipt from such Tenant, Seller’s proportionate share of any percentage rental paid by such Tenant under its Lease with respect to the “lease year” or other applicable fiscal period under such Lease to which such percentage rent applies and the applicable Closing occurs (such applicable fiscal period being the “Payment Period”), which proportionate share due to Seller will be determined based on the number of days (excluding the applicable Closing Date) Seller owned the related Site during such Payment Period compared to the number of days (including the applicable Closing Date) Buyer owned the related Site during such Payment Period.
(h)Seller will supply the relevant information to Buyer not later than five (5) Business Days prior to each Closing for, and the Parties will cooperate in the calculation, review and finalization of, the adjustments and prorations contemplated by this Section for such Closing. The Allocated Purchase Price amounts, prorations, closing costs, and any other credits and adjustments will be reflected on a closing settlement statement prepared by Escrow Agent and executed by Buyer and Seller for the applicable Closing on an aggregate basis and, if desired by either Party, with Site-specific information included therewith. If a net amount is owed by Seller to Buyer at a Closing for the adjustments and prorations contemplated by this Section for such Closing, such amount will be credited against the Purchase Price being paid at such Closing. If a net amount is owed by Buyer to Seller at a Closing for the adjustments and prorations contemplated by this Section for such Closing, such amount will be paid to Seller together with the Purchase Price at such Closing.
(i)Any Rents or Real Estate Taxes received by either Party from a Tenant following the Closing on such Tenant’s Site will be applied (i) first, between the Parties, to any Rents or Real Estate Taxes due from such Tenant for the month of such Closing, (ii) next, to Buyer, to any delinquent Rents or Real Estate Taxes then due from such Tenant for periods following the month of such Closing, and (iii) finally, to Seller, to any delinquent Rents or Real Estate Taxes due from such Tenant for periods prior to the month of such Closing, in each case in inverse order of maturity. From and after each Closing, Buyer will use commercially reasonable efforts on Seller’s behalf to collect and remit to Seller any delinquent Rents or Real Estate Taxes owed to Seller from a Tenant, provided that Buyer will have no obligation to institute any litigation against or evict any Tenant in connection with such efforts. Seller may also use commercially reasonable efforts to collect any delinquent Rents or Real Estate Taxes owed to Seller by a Tenant, provided that Seller may not institute any litigation against any Tenant in connection with such efforts. If after a Closing either Party receives any Rents or other amounts that properly belong to the other Party based upon the Closing prorations or the provisions of this Section 5.4, such amounts will be promptly remitted by the receiving Party to such other Party.
(j)If there are any items, matters, payments, or other obligations owed to Seller by a Tenant (other than delinquent Rents or Real Estate Taxes as addressed in Section 5.4(g) above) or third party that would not customarily be conveyed by a seller to a buyer in a sale transaction of this nature (“Excluded Seller Receivable Items”), such Excluded Seller Receivable Items will be retained by Seller and not conveyed (either in whole or in part) to Buyer together with the related Site pursuant to this Agreement. Any such Excluded Seller Receivable Items that are known by Seller as of the Effective Date will be set forth on Schedule D attached to this Agreement. The inadvertent exclusion of any matter that should properly have been listed on Schedule D, particularly any such matter of which the Parties do not have actual knowledge when this Agreement is executed, shall not be deemed dispositive that such matter was not intended to be treated as an Excluded Seller Receivable Item.
(k)The provisions of this Section 5.4 that by their terms are to occur after a Closing will survive the Closing.
Section 5.5.Security Deposits. Seller will pay to Buyer at Closing, as a credit against the Purchase Price, the amount of any cash security deposits then held by Seller pursuant to the Leases.
Section 5.6.Closing Costs. At each Closing, with respect to the Sites that are the subject of such Closing, Seller will pay the costs allocated as Seller’s costs pursuant to Schedule 5.6 attached to this Agreement, the costs of releasing any financing liens or other encumbrances that are required by this Agreement to be released by Seller and of recording such releases and all other costs this Agreement expressly requires Seller to pay. At each Closing, with respect to the Sites that are the subject of such Closing, Buyer will pay the costs allocated as Buyer’s costs pursuant to Schedule 5.6 attached to this Agreement, the cost of any new or updated Surveys obtained by Buyer; (iii) all other costs this Agreement expressly requires Buyer to pay. In event that a leasehold transfer tax is levied against a Site as a result of Buyer recording an assignment of a lease, Buyer shall be responsible for such leasehold transfer tax. In the event that a leasehold transfer tax is levied against a Site as a result of a required disclosure applicable to any Site, the allocation of the leasehold transfer tax shall be governed by Schedule 5.6. Except as otherwise expressly provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective transaction costs and expenses, including without limitation all expenses of legal counsel, accountants, and other advisors and consultants incurred at any time in connection with pursuing or consummating the transaction contemplated by this Agreement. Any other closing costs and charges not specifically designated as the responsibility of either Party in this Agreement will be paid by the Parties with respect to each Site according to the usual and customary allocation/apportionment of such costs by Escrow Agent in the jurisdiction in which such Site is located. Buyer and Seller agree that there is little or no Personal Property included within the Property and no portion of the Purchase Price for any Site will be allocated or attributable to Personal Property.
Section 5.7.Brokers. Buyer and Seller each state and confirm to the other that no broker, finder or comparable Person was utilized in arranging or bringing about this transaction and that there are no claims or rights for brokerage fees, commissions, finders’ fees, or comparable fees or compensation due to any other Person in connection with the transactions contemplated by this Agreement. If any Person asserts a claim for a commission, fee or other compensation based upon any contact, dealings or communication with Buyer or Seller, then the Party through whom such Person makes its claim will indemnify, defend and hold harmless the other Party from such claim and any and all costs, damages, liabilities or expenses (including without limitation, reasonable attorneys’ fees and disbursements) incurred by the other Party in connection with such claim. The provisions of this Section will survive the Closing or any earlier termination of this Agreement.
Section 5.8.Bulk Sales Laws. The Parties acknowledge their belief that so-called “bulk sales laws” or similar Laws should generally not be applicable to the transactions contemplated under this Agreement. Notwithstanding the foregoing, if (a) any such “bulk sales laws” or similar Laws are determined by a Governmental Authority to be applicable to the purchase and sale of any Sites that are subject to the jurisdiction of such Governmental Authority, and (b) any taxes or penalties are assessed against or imposed upon Buyer by such Governmental Authority as a result of such Governmental Authority’s final determination that the Parties failed to comply with such applicable “bulk sales laws” or similar Laws, then Seller will, within thirty (30) days of receiving a demand therefor from Buyer accompanied by reasonable supporting documentation, indemnify and hold harmless Buyer from and against the assessment or imposition of such taxes or penalties upon Buyer. The provisions of this Section will survive the Closing.
ARTICLE 6
DEFAULT; REMEDIES

Section 6.1.Default by Seller. If Seller fails to perform any obligation of Seller under this Agreement prior to or at any Closing and does not cure such failure (a) within five (5) Business Days after receipt of written notice from Buyer asserting such failure, if Seller fails to timely deliver Closing Documents or authorize Closing if and when required of Seller for Closing to occur under this Agreement, or (b) within fifteen (15) Business Days after receipt of written notice from Buyer asserting such failure, if Seller fails to perform any other obligation of Seller (any such failure, if not cured within such period, being a “Seller Default”), then Buyer will elect by giving written notice to Seller and Escrow Agent within thirty (30) days after the occurrence of such Seller Default, as Buyer’s sole and exclusive remedy against Seller, either to (i) terminate this Agreement, in which event Buyer shall receive a return of the Deposit, Seller shall reimburse Buyer for the actual, reasonable out-of-pocket third-party costs, not to exceed Three Million Seven Hundred Eighty Thousand Dollars ($3,780,000.00) in the aggregate (which amount shall be reduced in the same proportion as any reduction to the Purchase Price following designation of any Site or Sites as Excluded Sites), incurred by Buyer in performing due diligence for the transaction contemplated by this Agreement, and except for Obligations Surviving Termination, neither of the Parties will have any further liability or obligation under this Agreement, or (ii) to bring a suit for specific performance against Seller to compel Seller to convey the Property to Buyer as required under this Agreement; provided, however that as a condition precedent to Buyer’s pursuit of any action for specific performance, Buyer (x) must have fully and timely performed all of Buyer’s obligations and made all deliveries (other than the delivery of the balance of the Purchase Price) required to be performed or delivered on or before the Closing Date, (y) must maintain the full Deposit in escrow until and during the pendency of such action, and (z) must demonstrate to the court Buyer’s ability to fund on the Closing Date (and upon any subsequent award of specific performance of such conveyance) the full amount of the Purchase Price. Buyer shall be deemed to have elected to terminate this Agreement (as provided in Section 6.1(i) above) if Buyer does not deliver to Seller written notice of Buyer’s intent to file a cause of action for specific performance against Seller on or before sixty (60) days after such Seller Default, or having timely given Seller such notice, fails to file and serve Seller with a lawsuit asserting such cause of action within thirty (30) days after such notice. Unless otherwise expressly stated in this Agreement, Buyer specifically waives all other rights and remedies, including, without limitation, the right to damages other than the reimbursement of costs as expressly set forth in clause (i) above; provided, that if Seller in bad faith conveys the Property after the Effective Date to a third party in breach of this Agreement so as to frustrate the availability of the remedy of specific performance, then Buyer shall have the right to pursue a claim against Seller for actual damages caused to Buyer by such intentional breach of Seller, subject to the Maximum Amount set forth in Section 6.3(b).
Section 6.2.Default by Buyer. If Buyer fails to perform any obligation of Buyer under this Agreement prior to or at any Closing and does not cure such failure (a) within (i) two (2) Business Days after receipt of written notice from Seller asserting such failure, if Buyer fails to timely pay or deposit any amount of money required to be paid or deposited by Buyer under this Agreement, or (ii) five (5) Business Days after receipt of written notice from Seller asserting such failure, if fails to timely deliver Closing Documents or authorize Closing if and when required of Buyer for Closing to occur under this Agreement, or (b) within fifteen (15) Business Days after receipt of written notice from Seller asserting any such failure, if Buyer fails to perform any other obligation of Buyer (any such failure, if not cured within such period, being a “Buyer Default”), then Seller will be entitled, as Seller’s sole and exclusive remedy against Buyer, to terminate this Agreement and receive the Deposit as Seller’s agreed and total liquidated damages by giving written notice of termination to Buyer and Escrow Agent within thirty (30) days after the occurrence of such Buyer Default. The Parties have agreed that Seller’s actual damages in the event of a Buyer Default would be extremely difficult or impracticable to determine. The Parties have therefore agreed that, considering all the facts and circumstances existing as of the Effective Date, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in the event of a Buyer Default. Each Party specifically confirms the accuracy of the statements made above and the fact that each Party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision.
Section 6.3.Limitations on Liability.
(a)Unless otherwise expressly stated in this Agreement (including with respect to Section 6.3(b) below), the provisions of Sections 6.1 and 6.2 above provide each Party’s sole remedies for any failure by the other Party to perform its respective obligations under this Agreement prior to or at the Final Closing, but will not limit any rights or remedies that either Party may have for a breach or default by the other Party after Closing with respect to those provisions of this Agreement, or those provisions of the Closing Documents, that are expressly stated to survive Closing. However, in no event will either Party be liable to the other Party for any consequential, indirect, special or punitive damages suffered by a Party as a result of any failure, breach or default, either before or after Closing, by the other Party under this Agreement or any of the Closing Documents, and each Party expressly waives any right to recover any consequential, indirect, special or punitive damages caused to such Party by the other Party.
(b)Notwithstanding anything to the contrary set forth in this Agreement or any of the Closing Documents, if Closing occurs, then from and after Closing, as to all Closed Sites (i) Seller will have no liability whatsoever with respect to any Claims suffered or incurred by, asserted or assessed against, or imposed upon Buyer or any Buyer Party under or with respect to this Agreement, the Property, or any Closing Document, except to the extent (and only to the extent) that such Claims exceed $50,000.00 (the “Threshold Amount”); and (ii) in no event will the total aggregate liability of Seller and any Seller Parties for any or all Claims with respect to the entirety of the Property and the transactions contemplated by this Agreement and the Closing Documents exceed $35,000,000.00 (which amount shall be reduced in the same proportion as any reduction to the Purchase Price following designation of any Site or Sites as Excluded Sites) (the “Maximum Amount”). Buyer shall not make any Claims or deliver any Claim Notice unless Buyer in good faith believes the Claims would exceed the Threshold Amount, and Buyer shall not seek or receive for such Claims any remedies or awards that individually or in the aggregate would exceed the Maximum Amount.
Section 6.4.CIM REIT Credit Support. CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CIM REIT”), joins this Agreement for the sole purpose of providing credit support for certain obligations of Seller as, and only to the extent, expressly set forth in this Section. CIM REIT agrees that if Seller generally, or any one or more Selling Entities, are obligated to make a payment to Buyer for a Claim asserted by Buyer (a) under Section 4.5 of this Agreement, (b) under Section 6.1 of this Agreement, or (c) pursuant to any other provision of this Agreement, or provision of the Closing Documents, that is expressly stated to survive Closing, and Seller or any such Selling Entity fails to pay Buyer the amount determined to be such Person’s obligation to Buyer with respect to such Claim within thirty (30) days after the final determination of such Person’s responsibility for such Claim (such amount being a “Section 6.4 Claim Amount”), then within ten (10) Business Days of receiving a written demand for the payment of such Section 6.4 Claim Amount from Buyer (which demand must be given by Buyer to CIM REIT in care of Seller at the notice addresses specified for Seller in this Agreement), CIM REIT will cause such Person’s obligation with respect to such Section 6.4 Claim Amount under the Agreement to be satisfied by paying or causing to be paid such Section 6.4 Claim Amount to Buyer; provided, however, that the aggregate liability of CIM REIT for all Claims under this Section 6.4 shall not in any event exceed the Maximum Amount, unless the Maximum Amount is not applicable to such Claims as expressly provided in the last sentence of Section 6.3(b) of this Agreement. CIM REIT’s obligations under this Section 6.4 as to any Claim will expire on the date that is the latest to occur of (a) the Expiration Date applicable to such Claim, (b) if any Claim is properly asserted by Buyer against Seller prior to the Expiration Date, the Claim Bar Date applicable to such Claim, or (c) if any action is properly filed by Buyer and duly served upon Seller prior to the Claim Bar Date applicable to such Claim, final resolution of the action applicable to such Claim. CIM REIT confirms that each Seller Entity is an indirect subsidiary of CIM REIT, that CIM REIT expects to realize a material benefit from the Closing of the transactions contemplated by this Agreement, and that accordingly CIM REIT will derive sufficient consideration from such transactions to support CIM REIT’s obligations under this Section 6.4.
Section 6.5.Authority of Advisor. Each Selling Entity is either a “manager-managed” Delaware limited liability company (“LLC”), or a Delaware limited partnership (“LP”) which has an LLC as its sole general partner (“GP”). CIM Real Estate Finance Management, LLC; and CIM Income NAV Management, LLC; each, a Delaware limited liability company (and, an “Advisor”), are the “managers” of each Selling Entity that is an LLC and of each GP. By executing this Agreement below, each Selling Entity acknowledges and agrees that its applicable Advisor, either in its own name or by and through any officer, manager or agent thereof (each, an “Advisor Authorized Person”), subject to the authority granted pursuant to the applicable organizational documents of each Selling Entity and its applicable Advisor, the terms and conditions of the management agreement between Advisor and CIM Real Estate Finance Trust, Inc., and, as to matters that may not be delegated by CIM Real Estate Finance Trust, Inc., applicable Maryland law, shall be and hereby is authorized, empowered and directed in all respects to (a) make, give, enter into, or execute any consents, approvals, designations, notices, or other decisions or agreements by, for and on behalf of the Selling Entities that are contemplated by, related to or in furtherance of the transactions contemplated by this Agreement, (b) to receive and accept any notices, service of process, consents, approvals, designations, notices, or other decisions or agreements made, given, entered into, or executed by, for and on behalf of Buyer that are contemplated by, related to or in furtherance of the transactions contemplated by this Agreement, and (c) to take any other lawful actions as contemplated by, related to or in furtherance of the transactions contemplated by this Agreement by, for and on behalf of the Selling Entities. Without limiting the foregoing, each Selling Entity agrees that (i) any notice relating to Seller generally or any particular Selling Entity properly given by Buyer pursuant to the notice provisions of this Agreement will be effective as notice to Seller and each such Selling Entity affected by such notice, and (ii) any Advisor will accept any notice of default, Claim Notice, service of process, or other such official notice for and on behalf of Seller and each Selling Entity affected by such notice at the notice address specified for Seller in this Agreement, without any need for Buyer to serve or deliver notice or process in any other manner or to any other location. Buyer agrees to use commercially reasonable efforts to identify which Sites or Selling Entities are affected by any such notice or service, to the extent relating to less than all Sites or Selling Entities, but any failure by Buyer to do so accurately or at all will not limit or invalidate any such notice or service.
Section 6.6.Survival. The terms, provisions and limitations of this Article 6 will survive Closing or any earlier termination of this Agreement.
ARTICLE 7
MISCELLANEOUS

Section 7.1.Notices. Any notices required or permitted to be given under this Agreement must be given in writing and delivered to the recipient’s notice address as provided in this Agreement either (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next Business Day delivery and provides a delivery confirmation to the sender, or (d) by email; provided, that any emailed notice purporting to either terminate this Agreement or provide notice of an asserted failure, breach or default by the other Party must be followed by a hard copy thereof given within one (1) Business Day thereafter that is delivered in accordance with one of the preceding subsections (a)-(c), unless receipt of such hard copy is expressly waived by a reply email from the recipient Party in response to such notice email. The notice addresses for the Parties are as set forth in the Summary of Terms. Either Party may specify a different or additional domestic (United States) notice address for itself as such Party may from time to time desire by giving notice thereof in writing as provided above to the other Party. If sent by email, a notice shall be deemed given upon the date when such email is transmitted by the sending Party to the receiving Party’s notice address, and shall be deemed received on that same date unless such notice is transmitted by the sender after 5:00 p.m. in the local time of the physical address of the receiving Party, in which case receipt by the receiving Party shall be deemed to be upon the next Business Day. If personally delivered, a notice shall be deemed given and received upon the date of such delivery. If sent by overnight courier service, a notice shall be deemed given upon the date of deposit with such courier and deemed received upon the date of delivery or refusal of delivery at the notice address. If sent by certified mail, a notice shall be deemed given and received on the fourth Business Day after deposit into the US Mail. Notices from or signed by the legal counsel for a Party will be equally effective as a notice from such Party itself.
Section 7.2.Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, contains all agreements, representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the Parties with respect to the purchase and sale of the Property. All Exhibits and Schedules to this Agreement are fully incorporated as a part of this Agreement. Any prior correspondence, memoranda, letters of intent, or other agreements between the Parties, including without limitation any oral or written statements made by the Seller Parties or the Buyer Parties, are not binding on or enforceable against either Party, and are entirely superseded and replaced by this Agreement; provided, however, that any prior access, confidentiality, or non-disclosure agreement(s) between Seller and Buyer or any Buyer Party will remain of full force and effect and will not be superseded by this Agreement.
Section 7.3.Confidentiality. (a)    Seller will be providing Confidential Information in connection with Buyer’s evaluation of the transaction and the Property during the term of this

Agreement, and Buyer will obtain additional Confidential Information pursuant to Buyer’s due diligence investigations of and regarding the Property and Tenants. Buyer agrees to keep the Confidential Information strictly confidential and shall not disclose, permit the disclosure of, release, disseminate or transfer, whether written or orally or by any other means, such Confidential Information, in whole or in part, in any manner; provided, however, that the Buyer Parties may make such limited disclosures, strictly on a “need-to-know” basis, to and among the Buyer Parties as may reasonably be required in connection with Buyer’s evaluation of the Property. Buyer agrees that the other Buyer Parties must be informed by Buyer of the confidential nature of the Confidential Information and must be required by Buyer to treat the Confidential Information in confidence as required under this Agreement. Buyer will be responsible for ensuring the compliance of all Buyer Parties with the terms of this Agreement. Buyer will take all appropriate measures to safeguard the confidentiality and avoid any disclosure of Confidential Information to any unauthorized Person by Buyer or the Buyer Parties. No license is granted, directly or indirectly, to any of the Confidential Information. If this Agreement is terminated prior to Closing, then except as provided in Section 2.1(c) above, Buyer will destroy, and cause each of the Buyer Parties to destroy, all materials containing Confidential Information. Notwithstanding the foregoing, (a) to the extent required by a Buyer Party’s customary internal policies or other legal requirements applicable to such Buyer Party, such Buyer Party may retain a copy of Confidential Information solely to satisfy such requirements, provided that such Buyer Party must otherwise strictly maintain the confidentiality thereof; and (b) a Buyer Party may disclose Confidential Information to the extent required to be disclosed pursuant to court order or subpoena, but only after such Buyer Party has notified Seller of any request, court order or subpoena seeking or requiring disclosure of Confidential Information and has given Seller the reasonable opportunity to appeal or challenge the same. Buyer agrees that money damages would not be a sufficient remedy for any breach of the confidentiality provisions of this Agreement by Buyer or any Buyer Parties and Seller will be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. The confidentiality covenants and obligations set forth in this Agreement will survive for a period of (i) one (1) year after any termination of this Agreement prior to the Initial Closing, as to all Confidential Information, or (ii) if the Initial Closing occurs, then one (1) year after the Final Closing as to all Confidential Information relating to Seller or any Seller Parties, but with no further confidentiality obligation after each Closing as to Confidential Information relating solely to the Sites included in such Closing.
(b)    Buyer may, in connection with the transactions contemplated by this Agreement, provide to Seller or other Seller Parties information that is confidential, proprietary or otherwise not available to the public, including, without limitation, the contents and provisions of this Agreement and the amount of consideration being paid by Buyer for the Property (the “Buyer Protected Information”). Seller agrees to keep the Buyer Protected Information strictly confidential and shall not disclose, permit the disclosure of, release, disseminate or transfer, whether written or orally or by any other means, such Buyer Protected Information, in whole or in part, in any manner; provided, however, that the Seller Parties may make such limited disclosures, strictly on a “need-to-know” basis, to and among the Seller Parties as may reasonably be required in connection with the performance of Seller’s obligations under this Agreement. Seller agrees that the other Seller Parties must be informed by Seller of the confidential nature of the Buyer Protected Information and must be required by Seller to treat the Buyer Protected Information in confidence as required under this Agreement. Seller will be responsible for ensuring the compliance of all Seller Parties with the terms of this Agreement. Seller will take all appropriate measures to safeguard the confidentiality and avoid any disclosure of Buyer Protected Information to any unauthorized Person by Seller or the Seller Parties. No license is granted, directly or indirectly, to any of the Buyer Protected Information. If this Agreement is terminated prior to Closing, Seller will destroy, and cause each of the Seller Parties to destroy, all materials containing Buyer Protected Information. Notwithstanding the foregoing, (a) to the extent required by a Seller Party’s customary internal policies or other legal requirements applicable to such Seller Party, such Seller Party may retain a copy of Buyer Protected Information solely to satisfy such requirements, provided that such Seller Party must otherwise strictly maintain the confidentiality thereof; and (b) a Seller Party may disclose Buyer Protected Information to the extent required to be disclosed pursuant to court order or subpoena, but only after such Seller Party has notified Buyer of any request, court order or subpoena seeking or requiring disclosure of Buyer Protected Information and has given Buyer the reasonable opportunity to appeal or challenge the same. Seller agrees that money damages would not be a sufficient remedy for any breach of the confidentiality provisions of this Agreement by Seller or any Seller Parties and Buyer will be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. The confidentiality covenants and obligations set forth in this Agreement will survive for a period of (i) one (1) year after any termination of this Agreement prior to the Initial Closing, as to all Buyer Protected Information, or (ii) if the Initial Closing occurs, then one (1) year after the Final Closing as to all Buyer Protected Information relating to Buyer or any Buyer Parties, but with no further confidentiality obligation after Closing as to Buyer Protected Information relating solely to the Sites included in such Closing. Notwithstanding anything to the contrary contained in this Section 7.3(b), the Parties agree that “Buyer Protected Information” shall not include any material or information that was or becomes known or available to Seller or any Seller Parties, free of any other confidentiality obligations, outside of this Agreement or the activities of Seller or such Seller Parties pursuant to this Agreement.
(c)    For clarity, the Parties agree that the foregoing provisions shall not limit or preclude (i) the disclosures regarding this Agreement that are expressly permitted pursuant to Section 7.21 below; (ii) any disclosure by a Party of the Allocated Purchase Price for a Site to the extent required pursuant to an official filing required for or in connection with the recordation of the Deed for such Site; (iii) any disclosure of the terms of this Agreement by a Party to a broker in connection with a claim by such broker for a brokerage fee, commission, finder’s fee or other compensation; or (iv) any disclosure of the terms of this Agreement by a Party to a Tenant or such Tenant’s Affiliates to the extent reasonably necessary for purposes of addressing any ROFR pursuant to Section 1.4 of this Agreement. The terms of this Section 7.3 supersede and replace all provisions to the contrary in any other confidentiality agreements entered into by the Parties in connection with the transactions contemplated hereby.
Section 7.4.Time. Time is of the essence in the performance of each of the Parties’ respective obligations under this Agreement; provided, however, that if a deadline or date for performance, or for the giving or receipt of a notice, falls on a day that is not a Business Day, such deadline or date shall be deemed extended to the next Business Day.
Section 7.5.Attorneys’ Fees. In addition to the remedies provided in Article 6 above, if there is any litigation, action or other proceeding between the Parties (“Action”) to enforce any provisions or rights arising under or in connection with this Agreement or the Closing Documents, the Party that is determined to have prevailed in such Action will also be entitled to an award against the non-prevailing Party for all costs and expenses, including but not limited to reasonable attorneys’ fees, reasonably incurred by the prevailing Party in connection with the prosecution or defense of such Action. The provisions of this Section will survive Closing or any earlier termination of this Agreement.
Section 7.6.Merger of Obligations. Obligations and other provisions that are expressly provided in this Agreement to survive or be performed after the Closing will not merge with the transfer of legal title to the Property but will remain in effect until fulfilled or expired per their terms; all other obligations of the Parties will merge with and be extinguished upon the transfer of legal title to the Real Property to Buyer at Closing. To the extent an applicable obligation or provision relates to a specific Site or Sites, such time will be measured from the date the Closing for such Site(s) occurs; otherwise such references to the Closing will mean the Final Closing.
Section 7.7.Assignment. Subject to the provisions of this Section, Buyer may, by written notice given to Seller not less than five (5) Business Days prior to the subject Closing, assign Buyer’s right to receive the conveyance of any Site or Sites under this Agreement to one or more Permitted Assignees. Buyer’s rights and obligations under this Agreement are not otherwise transferable, assignable or delegable, directly or indirectly, without the prior written consent of Seller, which consent may be given or withheld in Seller’s sole and absolute discretion. Any transfer, assignment or delegation (to a Permitted Assignee or otherwise) must be made pursuant to a written agreement meeting the requirements of this Section, which agreement will include (without limitation) provisions stating that (a) the transfer, assignment or delegation does not release, diminish or otherwise affect the obligations of the original Buyer under this Agreement, including the original Buyer’s obligations to pay the Purchase Price at Closing and to indemnify Seller and the other Seller Parties in accordance with the terms hereof; and (b) the Permitted Assignee (or other approved transferee, assignee or delegee) expressly agrees for the benefit of Seller and the Seller Parties that (i) such Person is assuming all obligations of the original Buyer under this Agreement, other than obligations relating solely to any Site or Sites not being acquired by such Person (if any); and (ii) the conveyance of the Site or Sites to such Person will be subject to all of the terms, provisions, conditions and limitations set forth in this Agreement to the same extent as if such Person was the original Buyer executing this Agreement. Seller will not be obligated to assume any additional cost, liability or obligation as a result of any transfer, assignment or delegation by Buyer pursuant to this Section. Any attempted transfer, assignment or delegation by Buyer in contravention of this Section will be null and void. Subject to the limitations described herein, this Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and assigns.
Section 7.8. 1031 Exchange. Each Party may structure its acquisition or sale, as applicable, in whole or in part, as part of a like-kind exchange under Section 1031 of the Code. Each Party will reasonably cooperate with the other (at no cost or liability to the cooperating Party) in effectuating such a like-kind exchange, including signing such documents as may be reasonably and customarily necessary to acknowledge such exchange; provided, however, that (a) the Closing will not be delayed thereby, (b) the exchanging Party will not be released from any liability or obligation under this Agreement, and (c) the cooperating Party will not incur any additional liability or undertake any additional obligation as a result of any such like-kind exchange. The Party employing the like-kind exchange structure will pay all costs and expenses associated with effectuating such exchange.
Section 7.9.Governing Law; Jurisdiction and Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA, BEING THE LOCATION OF SELLER, EXCEPT AS TO REAL PROPERTY MATTERS DIRECTLY RELATED TO A SINGLE INDIVIDUAL SITE AND WHICH MUST NECESSARILY BE GOVERNED BY THE LAWS OF THE STATE IN WHICH THE RESPECTIVE REAL PROPERTY OF SUCH SITE IS LOCATED (the “Property State”), WHICH MATTERS AS TO A SPECIFIC SITE WILL BE GOVERNED BY THE LAW OF THE RESPECTIVE PROPERTY STATE FOR SUCH SITE. For the purposes of any suit, action or proceeding involving this Agreement, each Party expressly submits to the jurisdiction of all federal and state courts sitting in the State of Arizona and consents that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service, provided that a reasonable time for appearance is allowed, and each Party agrees that such courts will have jurisdiction over any such suit, action or proceeding commenced by any Party. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any federal or state court sitting in the State of Arizona and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The foregoing provisions are not intended to establish the State of Arizona as the exclusive forum for any suit, action or proceeding involving this Agreement, but merely to establish the consent and agreement of each Party to such non-exclusive jurisdiction and venue in the event of any contest or dispute over such matters.
Section 7.10.Waiver of Trial by Jury. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, EACH PARTY WAIVES, IRREVOCABLY AND UNCONDITIONALLY, TRIAL BY JURY IN ANY ACTION BROUGHT ON, UNDER OR BY VIRTUE OF OR RELATING IN ANY WAY TO THIS AGREEMENT, ANY OF THE CLOSING

DOCUMENTS, THE PROPERTY, OR ANY CLAIMS OR ACTIONS PERTAINING TO ANY OF THE FOREGOING.
     /s/ ND                         /s/ SR
    Seller Initials                        Buyer Initials
Section 7.11.Interpretation of Agreement. The Article, Section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained in this Agreement. Where the context so requires, (a) the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter; (b) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (c) the words “including” and “include” and other words of similar import will be deemed to be followed by the phrase “without limitation.” All monetary amounts expressed in “dollars” or designated by a “$”, “USD” or “US$” symbol or abbreviation refer to a monetary amount payable within the United States in the current lawful, dollar-denominated official currency of the United States of America. The terms and provisions of this Agreement represent the result of negotiations by the Parties, and each Party has been represented by counsel of, and to the extent of, such Party’s own choosing, and neither Party has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each waive the application of any rule of law that might otherwise be applicable that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party that prepared (or whose attorney prepared) the executed Agreement or any earlier draft of this Agreement or the provision in question.
Section 7.12.Amendments; No Waiver. No modification, waiver, amendment or discharge of or under this Agreement will be valid unless contained in a writing signed by the Party against whom enforcement is sought. No waiver by Seller or Buyer of a breach of any of the terms, covenants or conditions of this Agreement will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition contained in this Agreement.
Section 7.13.No Recording. Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer or any Buyer Party. Any such recording of this Agreement or a memorandum or short form hereof by Buyer or any Buyer Party will constitute an immediate Buyer Default under this Agreement, and in addition to Seller’s other remedies therefor, Seller may conclusively establish the complete release and removal of such recorded document simply by recording a copy of this provision of this Agreement.
Section 7.14.No Third Party Beneficiary. Except as may be expressly stated herein, the provisions of this Agreement do not and are not intended to benefit any third parties.
Section 7.15.Severability. If, in any action to enforce this Agreement, any one or more of the covenants, agreements, conditions, provisions, or terms of this Agreement is, in any respect or to any extent (in whole or in part), held to be invalid, illegal or unenforceable for any reason, all remaining portions thereof that are not so held, and all other covenants, agreements, conditions, provisions, and terms of this Agreement, will not be affected by such holding, but will remain valid and in force to the fullest extent permitted by law.
Section 7.16.Drafts Not an Offer. The submission of a draft of this Agreement by one Party to another is not intended by either Party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The Parties will not be legally bound in any manner with respect to a purchase and sale of the Property unless and until each of Seller and Buyer have duly executed this Agreement and the Parties have delivered that fully executed Agreement to Escrow Agent.

Section 7.17.Consent Standards. Unless expressly provided otherwise in this Agreement, any consent, determination, election or approval required to be obtained, or permitted to be given, by or on behalf of either Party under this Agreement will be given, withheld or made (as the case may be) by such Party in the exercise of such Party’s commercially reasonable discretion and within a commercially reasonable period of time.
Section 7.18.Counterparts; Signatures. This Agreement and any related documents may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together will constitute one and the same instrument. Documents executed by the Parties but delivered by “pdf” or other electronic means (including without limitation a signature transmitted via DocuSign) will be accepted with the same effect as original ink-signed “hard copy” versions of such documents, provided that original ink-signed “hardcopy” versions of all Closing Documents which are to be recorded must be delivered by each signing Party to Escrow Agent for Closing.
Section 7.19.Exculpation. In no event whatsoever will any Seller Parties or Buyer Parties have any recourse with respect to this Agreement or any of the Closing Documents against, and no liability will be asserted with respect to this Agreement or any Closing Documents against, any of Seller’s or Buyer’s respective members, partners, shareholders, trustees, employees, agents, directors, officers, or other owners, principals, representatives, or Affiliates, or the respective constituents thereof (collectively, the “Exculpated Persons”), and in no event whatsoever will any of the Exculpated Persons have or be deemed to have undertaken or assumed any personal liability for any obligations entered into by Seller or Buyer, as applicable, under this Agreement or any of the Closing Documents, and regardless of whether any such Persons negotiated or executed this Agreement or any of the Closing Documents on behalf of either Seller or Buyer, as applicable.
Section 7.20.Allocation of Post-Closing Liability. Subject to any obligations and liabilities that this Agreement may expressly allocate to the contrary, the Parties agree that, as between Buyer and Seller, after the Closing of a subject Site (a) Seller (rather than Buyer) will remain liable for obligations asserted by or owed to third parties with respect to events that occurred during, and undertakings, acts, and omissions of Seller during, Seller’s ownership or operation of such Site prior to the Closing, and (b) Buyer (rather than Seller) will be liable for obligations asserted by or owed to third parties with respect to events that occur during, and undertakings, acts or omissions of Buyer during, Buyer’s ownership or operation of such Site on and after such Closing. The Parties expressly agree that the provisions of this Section will not apply to allocate to Seller (i) any Claim asserted by or on behalf of any Tenant after Closing to the extent such Claim relates to or arises from the physical or environmental condition of or about any Site, regardless of whether such condition is determined to have existed prior to Closing, or (ii) any Claim asserted by a Tenant after Closing that was not expressly asserted or reserved in the Estoppel Certificate delivered by such Tenant for the Closing pursuant to Section 5.2 above. The Parties will each promptly advise the other of any such matters asserted against one Party that such Party reasonably believes should be the responsibility of the other Party, and the non-responsible Party will reasonably cooperate with the responsible Party (at no material expense to the non-responsible Party) to promptly address any such matters that may be so asserted. The provisions of this Section are intended solely to apply between Buyer and Seller and do not and are not intended to inure to or benefit any third parties. The provisions of this Section shall survive the Closing. For clarity, the provisions of this Section 7.20 shall not limit any liability Seller may have under Section 5.2 for an inaccurate statement, representation or warranty set forth in a Seller Estoppel.
Section 7.21.Public Disclosures. Neither Party will release or issue, or cause or permit its Affiliates to release or issue, any press release, press notices, or publicity (oral or written) or advertising promotion, investor presentation or other elective public statement with respect to the transactions contemplated by this Agreement or the other Party thereto (an “Elective Public Disclosure”) without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed. If either Party desires to issue an Elective Public Disclosure, then prior to any issuance such Party will give a copy of the proposed Elective Public Disclosure to the other Party for its review, comment and approval. If no objection or comments are received from the other Party within three (3) Business Days after the other Party receives such proposed Public Disclosure for review, consent to such Public Disclosure shall be deemed given by the reviewing Party. Notwithstanding the foregoing, if a Party reasonably determines, in consultation with its legal counsel, that a public disclosure, including without limitation any filing by such Party or its affiliates with the Securities and Exchange Commission (the “SEC”), is reasonably required by applicable law or regulation (a “Required Public Disclosure”), then for such Required Public Disclosure the disclosing Party will, and will cause its Affiliates and any external manager to, use reasonable efforts to give a copy of the proposed Required Public Disclosure to the other Party for its review and comment. If no comments are received from the non-disclosing Party within two (2) Business Days after the non-disclosing Party receives such proposed Required Public Disclosure for review, consent to such Required Public Disclosure shall be deemed given by the reviewing Party. The disclosing Party shall review and use reasonable efforts to address any comments received by the non-disclosing Party prior to making such Required Public Disclosure. The provisions of this Section shall survive the Closing or any earlier termination of this Agreement.
Section 7.22.State-Specific Provisions. In order to give effect to certain provisions of state law that may be applicable to certain Sites, the provisions contained in this Section 7.22 are hereby incorporated into this Agreement and made a part hereof, but solely as regards, and solely applicable to, the Sites located in the respective State:
(a)As to Sites located in Florida, Seller hereby notifies Buyer that Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county health department. The foregoing notification is provided pursuant to Section 404.056(6) of the Florida Statutes.
(b)As to Sites located in South Carolina, Seller and Buyer both hereby acknowledge and agree that the Closing shall occur under the supervision of a lawyer licensed to practice in South Carolina (who may be an employee or other representative of Escrow Agent) and in accordance with all requirements of South Carolina law.
(c)As to Sites located in Texas:
(i)    The Parties acknowledge and agree that the ninety (90) day period establishing the Claim Bar Date as provided in Section 4.5 above is shorter than the time period set forth in Tex. Civ. Prac. & Rem. Code Ann. § 16.070 (Vernon 2012). To the fullest extent permitted by law, each Party relinquishes its rights under Section 16.070. In the event the ninety (90) day time period establishing the Claim Bar Date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the Claim Bar Date shall instead be the date that is two (2) years and one (1) day after the date of Closing; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of Section 4.5 or this Agreement.
(ii)    The Parties acknowledge and agree that the provisions of Sections 3.2 and 3.3 of this Agreement are intended to supersede the rights and duties prescribed by the Uniform Vendor and Purchaser Risk Act, Texas Property Code Section 5.007.
(iii)    Notwithstanding anything to the contrary hereunder, Section 2.2 of this Agreement is hereby amended by deleting “ALTA title insurance commitment” in the first sentence of Section 2.2(a) and substituting “TLTA title insurance commitment”.
(d)As to Sites located in California:

    (i)    Section 1542 Waiver. As a further part of the provisions of Section 2.5, but not as a limitation thereon, Buyer hereby agrees, represents and warrants that the matters released therein are not limited to matters which are known or disclosed. In this connection and to the extent permitted by law, Buyer hereby agrees, represents and warrants that Buyer realizes and acknowledges that factual matters unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses, liabilities and expenses which are presently unknown, unanticipated and unsuspected, and Buyer further agrees, represents and warrants that the waivers and releases therein have been negotiated and agreed upon in light of that realization and that, except as otherwise expressly provided in this Agreement, Buyer nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses, liabilities and expenses which might in any way be included in the waivers and matters released as set forth in Sections 2.4 and 2.5 and this 7.22(d)(i) of this Agreement (the “Subject Provisions”). Buyer expressly waives any and all rights conferred upon it by the provisions of California Civil Code Section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
The Subject Provisions are material and included as a material portion of the consideration given to Seller by Buyer in exchange for Seller's performance under this Agreement. Seller has given Buyer material concessions regarding this transaction in exchange for Buyer agreeing to the Subject Provisions. The Subject Provisions, including without limitation the release contained therein, shall survive the Closing and the delivery and recording of the Deed in perpetuity. Buyer has initialed this Section below to further indicate Buyer’s awareness and acceptance of each and every provision of the Subject Provisions.
                    _________/s/ SR_________
                    Buyer's Initials
(ii)    Natural Hazard Disclosure. Buyer acknowledges that Seller may be required by California law to disclose if any of the Property lies within the following natural hazard areas or zones: (a) a special flood hazard area designated by the Federal Emergency Management Agency; (b) an area of potential flooding; (c) a very high fire hazard severity zone; (d) a wildland area that may contain substantial forest fire risks and hazards; (e) an earthquake fault or special studies zone; or (f) a seismic hazard zone. Buyer acknowledges and agrees that Seller has employed Escrow Agent (or an affiliate thereof) or another third party selected by Seller (the "Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies and has provided a natural hazard disclosure statement prepared by the Natural Hazard Expert (the “NHD Statement”) and the report of the Natural Hazard Expert (the “NHD Report”) containing the results of its examination to Buyer in writing prior to the Effective Date of this Agreement, and Buyer has signed and returned a copy of the NHD Statement to Seller. Buyer acknowledges and agrees that Buyer’s prior receipt of the NHD Statement and NHD Report as aforesaid fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Buyer further acknowledges and agrees that the matters set forth in the NHD Statement or NHD Report may change on or prior to Closing and that Seller has no obligation to update, modify, or supplement the NHD Statement or NHD Report.
                        __________/s/ SR__________

                        Buyer's Initials
(iii)    Special Taxes Disclosure. Buyer acknowledges that Seller may be required by California law to disclose if any special taxes, improvement bonds, assessments, Mello-Roos Community Facilities Districts, or other such taxes or assessments (collectively, “Special Taxes”) affect the Property. Buyer acknowledges and agrees that Seller has employed Escrow Agent (or an affiliate thereof) or another third party selected by Seller (the "Special Tax Expert") to prepare or obtain appropriate disclosure reports, Notice of Special Tax documents, or other documentation (the “Special Tax Disclosures”) based upon information made available to the public by government agencies regarding Special Taxes affecting the Property. Buyer acknowledges and agrees that Seller has delivered the Special Tax Disclosures to Buyer in writing prior to the Effective Date of this Agreement, and that Buyer has signed and returned a copy of each “Notice of Special Tax” to Buyer. Buyer acknowledges and agrees that the Special Tax Disclosures previously delivered to Buyer as aforesaid fully and completely discharge Seller from any and all disclosure obligations relating to Special Taxes. Buyer further acknowledges and agrees that the matters set forth in the Special Tax Disclosures may change on or prior to Closing and that Seller has no obligation to update, modify, or supplement the Special Tax Disclosures.
                    _________/s/ SR___________
                    Buyer's Initials
(iv)    The provisions of Section 7.22(d)(i) through (d)(iii) of this Agreement will survive the Closing and the delivery and recording of the Deed in perpetuity. Buyer has initialed these Sections above to further indicate Buyer’s awareness and acceptance of each and every provision of each such Section of this Agreement.
(v)    The following provisions are added to the end of Section 6.2 above:

THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES PURSUANT TO THE FOREGOING PROVISIONS SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY IF BUYER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 6.2, SELLER AND BUYER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY BUYER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT.

(vi)    As to Sites located in the State of California, the term “Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto: The Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”) (Cal. Health & Safety Code §§ 25300 et seq.), the California Hazardous Waste Control Act (Cal. Health Safety Code §§ 25100 et seq.), the Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”) (Cal. Water Code §§ 13000 et seq.), the Hazardous Waste Disposal Land Use Law (Cal. Health Safety Code §§ 25220 et seq.), the Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Safety Code §§ 25249.5 et seq.), the Hazardous Substances Underground Storage Tank Law (Cal. Health & Safety Code §§ 25280 et seq.), and Cal. Health & Safety Code § 25359.7.

(e)As to Sites located in Louisiana:
(i)If and to the extent used in this Agreement, and whether or not capitalized when so used, the terms “real estate” and “real property” shall include “immovable property” as that term is used in Louisiana law; the term “eminent domain” shall include “expropriation” as that term is used in Louisiana law; the term “personal property” shall include “movable property” as that term is used in Louisiana law; the term “county” shall include “parish” as that term is used in Louisiana law; the term “easement” shall include “servitude” as that term is used in Louisiana law; the term “receiver” shall include “keeper” as that term is used in Louisiana law; the term “fee estate” shall include “full ownership interest” as that term is used in Louisiana law; and the term “lien” shall include a “privilege” as that term is used in Louisiana law.
(ii)At Closing the Deed contemplated by Section 5.3(a)(i) above for any Site located in the State of Louisiana will be an Act of Cash Sale for such Site and will contain the following waivers, all of which the Parties agree will apply in addition to, and not in lieu of or limitation of, any of the releases, waivers, limitations of liability, or other provisions contained in this Agreement (and provided that, as applicable, the terms “Seller” and “Buyer” will be conformed to “Grantor” and “Grantee” or such comparable terms as may be contained in such Act of Cash Sale):
(A)    Buyer acknowledges and agrees that the Property is being sold by Seller to Buyer as is, where is, with all faults, and without any warranties (other than (i) the limited warranty of title as to Seller’s own acts only, and (ii) all representations, warranties and covenants of Seller set forth in the Purchase Agreement), express or implied, including, but not limited to, warranties of condition, fitness for a particular purpose or habitability. Buyer acknowledges and agrees that, except as otherwise provided in the Purchase Agreement, Seller has made no representation, warranty or guaranty, express of implied, oral or written, past, present of future, of, as to, or including: (a) the condition or state of repair of the Property, including, without limitation, any condition arising in connection with the generation, use, transportation, storage, release or disposal of hazardous substances (which includes all substances listed as such by applicable law, all pollutants or contaminants, whether harmful or not, petroleum and natural gas and their components and distillates, asbestos and naturally-occurring but harmful substances such as methane or radon) on, in, under, above, upon or in the vicinity of the Property; (b) the quality, nature, adequacy and physical condition of the Property, including but not limited to, the structural elements, environmental issues, wetlands issues, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, plumbing, sewage, and utility systems and facilities; (c) the quality, nature, adequacy and physical conditions of soils and geology and the existence of ground water, including without limitation, soil compaction, grading and drainage; (d) the existence, quality, nature, adequacy and physical conditions of utilities serving the Property; (e) the development potential of the Property, its habitability, or the fitness, suitability or adequacy of the Property for any particular purpose; (f) the zoning of the Property; (g) the Property or its operations’ compliance with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions, and restrictions of any governmental or quasi-governmental entity or of any other person of entity; and (h) the quality of any labor and materials.

(B)    Buyer hereby acknowledges and declares reliance solely on its own inspection and evaluation of the Property and not on any warranties or representations, express or implied, from Seller, other than those representations and warranties explicitly contained in the Purchase Agreement. Any and all warranties (other than (i) the limited warranty of title as to Seller’s own acts only, and (ii) all representations, warranties and covenants of Seller set forth in the Purchase Agreement), express or implied, with respect to the Property, including but not limited to those related to the condition of the Property or fitness of the

Property for a particular purpose, are hereby disclaimed by Seller and are hereby expressly waived by Buyer.

(C)    Buyer hereby expressly waives and renounces any and all rights in redhibition pursuant to Louisiana Civil Code Article 2520, et seq., the warranty imposed by Louisiana Civil Code Article 2475, and its ability to rescind the sale of the Property or seek a reduction in the Purchase Price for any reason whatsoever, and Buyer hereby releases Seller from any and all liability whatsoever in connection therewith.

(D)    Buyer acknowledges and agrees that Buyer has been afforded the opportunity to conduct and complete, and has conducted and completed, all inspections of the Property and all component parts thereof, as deemed necessary or advisable by Buyer, and Buyer hereby accepts the Property in its existing “AS IS” and “WHERE IS” condition, and this waiver and disclaimer of express and implied warranties of fitness and the condition of the Property has been taken into consideration and is reflected in the terms of the Purchase Price.

(E)    BUYER HEREBY ACKNOWLEDGES THAT: (I) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, (II) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN READ AND ARE UNDERSTOOD BY BUYER, (III) THE AGREEMENT OF BUYER WITH AND TO ALL OF THE TERMS AND CONDITIONS OF THESE WAIVERS AND DISCLAIMERS IS AN INTEGRAL PART OF THIS AGREEMENT BETWEEN SELLER AND BUYER WITHOUT WHICH THIS AGREEMENT WOULD NOT HAVE BEEN ENTERED INTO BY SELLER, AND (IV) THE PURCHASE PRICE REFLECTS, AND TAKES INTO CONSIDERATION, THE FOREGOING WAIVERS AND DISCLAIMERS.

(F)    Nothing in this Disclaimer of Warranties shall limit or otherwise affect Seller’s representations, warranties or covenants provided in the Purchase Agreement, nor shall this Disclaimer of Warranty affect Buyer’s remedies related to a breach or misrepresentation thereof.

(f)    As to Sites located in the State of Michigan, the term “Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto: The Natural Resources and Environmental Protection Act, MCL §321.20101 (Act 451 of 1994, as amended).

(g)    As to Sites located in the State of Minnesota, the following representations and warranties are deemed added to Section 4.1 above:

(i)    To Seller’s knowledge, except as set forth in the Diligence Materials, there is no “well” (as defined in Minnesota Statutes § 1031.005, Subd. 21) located about the Sites.  Seller has delivered, or will prior to Closing deliver, to Purchaser any well disclosure statement required pursuant to Minnesota Statutes § 1031.235, Subd. 1(a).

(ii)    To Seller’s knowledge, except as set forth in the Diligence Materials, there is no “individual sewage treatment system” (as defined in Minnesota Statutes § 115.55, Subd. 1(g)) located about the Sites.  Seller has delivered, or will prior to Closing deliver, to Purchaser any individual sewage treatment system disclosure statement required pursuant to Minnesota Statutes § 115.55, Subd. 6.

(iii)    To Seller’s knowledge, except as set forth in the Diligence Materials, there has been no methamphetamine production on or about any portion of the Sites.  Seller has delivered, or will prior to Closing deliver, to Purchaser the statement required pursuant to Minnesota Statutes § 152.0275.

(iv)    To Seller’s knowledge, except as set forth in the Diligence Materials, there are no underground or aboveground storage tanks located on the Sites nor have the Sites contained any such tank that had any release.  This statement is intended to satisfy the requirements of Minnesota Statutes §116.48, Subd. 5.

Section 7.23    CarMax. The parties acknowledge that the CarMax Tenant has requested the consent of Seller, as landlord under the applicable Lease, to undertake a parking lot expansion construction project at its applicable Site (the “Parking Lot Expansion”). Seller shall use commercially reasonable and good faith efforts to cause the CarMax Tenant to execute a construction consent document in a form reasonably acceptable to both Seller and Buyer that provides that (a) the CarMax Tenant is required to provide ongoing documentation regarding the scope and status of the Parking Lot Expansion Project, including construction plans, project costs and timeline (b) the CarMax Tenant is obligated to provide documentation required by the Title Company to issue an ALTA Extended Title policy with mechanic lien coverage, (c) the CarMax Tenant shall be responsible for performance for all landlord/owner agreements required to be executed over the course of the Parking Lot Expansion, and (d) the CarMax Tenant shall indemnify and hold landlord harmless for any damages or costs arising out of any necessary agreement required to be executed in connection with the Parking Lot Expansion.

Seller agrees to provide any documentation and material Tenant correspondence regarding the Parking Lot Expansion to Buyer promptly following receipt thereof. Seller shall provide any Parking Lot Expansion agreements that require execution by Seller to Buyer and Buyer shall have two (2) business days to review and provide approval to Seller to execute such agreement. In the event construction related to the Parking Lot Expansion has commenced prior to the Closing of the CarMax Site, Seller agrees to use commercially reasonable efforts to cause CarMax to provide Title Company with necessary documentation for Title Company to issue an ALTA Extended Title policy with mechanic lien coverage, including but not limited to, delivery of customary affidavits regarding construction status, lien waivers, delivery of lists of contractors or subcontractors, and copies of construction contracts and other documents related to the Parking Lot Expansion at the Title Company’s request.  In the event that a lien related to the Parking Lot Expansion is recorded against the CarMax Site, upon written notice by Buyer, Seller shall use commercially reasonable efforts to cause CarMax to promptly discharge or bond over such lien. In the event that construction related to the Parking Lot Expansion has commenced prior to the Closing of the CarMax Site and Title Company is unable or unwilling to provide an ALTA extended title policy with mechanic lien coverage for the CarMax Site or a mechanic’s lien has been filed against the CarMax Site, at Buyer’s option in its sole discretion, Buyer may elect to make the CarMax Property a Delayed Closing Site and such Closing will take place upon the completion of the Parking Lot Expansion, or the earlier the discharge of any mechanic lien on title resulting from such Parking Lot Expansion, and Title Company is able to issue an ALTA extended title policy with mechanic lien coverage.

Section 7.24    Ongoing Litigation. The parties acknowledge that Schedule C discloses ongoing litigation at certain Sites where Tenant has accepted tender to defend the disclosed lawsuits and indemnify and defend Seller against liability arising out of such lawsuits. Seller agrees that prior to expiration of the Diligence Period, Seller will make commercially reasonable efforts to obtain written confirmation from the applicable Tenant that the Tenant has extended such indemnity and defense to Buyer as successor landlord.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date written above.
BUYER:

MDC Coast 28, LLC,
a Delaware limited liability company

By: /s/ Sumit Roy
Name: Sumit Roy
Title: President and CEO

MDC Coast 29, LLC,
a Delaware limited liability company

By: /s/ Sumit Roy
Name: Sumit Roy
Title: President and CEO

MDC NC1, LP,
a Delaware limited partnership

By:     MDC NC Holding GP, LLC,
    a Delaware limited liability company
its General Partner

By: MDC NC Holding Corp.,
     a Delaware corporation
its Sole and Managing Member

By:     /s/ Sumit Roy_______________
Name: Sumit Roy
Title: President and CEO

Realty Income Properties 4, LLC,
a Delaware limited liability company
By: Realty Income Corporation,
a Maryland corporation,
its sole and managing member
By: /s/ Sumit Roy___________
Name: Sumit Roy
Title: President and CEO

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed and delivered by their duly authorized representatives as of the Effective Date written above.
SELLER:

ARCP AA Ravenswood WV, LLC
ARCP BK Midwest City OK, LLC
ARCP DD Austell GA, LLC
ARCP FD Centreville AL, LLC
ARCP FD Danville VA, LLC
ARCP FD Darby MT, LLC
ARCP FD Denton NC, LLC
ARCP FD Deridder LA, LLC
ARCP FD Hampton AR, LLC
ARCP FD Londonderry OH, LLC
ARCP FD West Portsmouth OH, LLC
ARCP GS Lafayette IN, LLC
ARCP PM McAllen TX, LLC
ARCP SY Roanoke Rapids NC, LLC
ARCP TC Decatur AL, LLC
ARCP WG St. Louis MO, LLC
CIM DU Wichita KS, LLC
Cole CM Tinley Park IL, LLC
Cole DU Arlington TX, LLC
Cole FD Tatum NM, LLC
Cole ID University Park IL, LLC
Cole KG Cedar Rapids IA, LLC
Cole TJ Danville IL, LLC
VEREIT MC Spring Hill FL, LLC
each, a Delaware limited liability company

By:    CIM Income NAV Management, LLC,
    a Delaware limited liability company
    its Manager

By: /s/ Nathan DeBacker
Name: Nathan DeBacker
Its: Vice President

[SELLER SIGNATURE PAGE]

ARCP AA Willmar MN, LLC
ARCP BP Portage IN, LLC
ARCP CV Danville IN, LLC
ARCP CV Riverton NJ, LLC
ARCP DG Glouster OH, LLC
ARCP DG Parchment MI, LLC
ARCP DG Russell KS, LLC
ARCP FD Hobbs NM, LLC
ARCP FD Morgan UT, LLC
ARCP FD New Roads LA, LLC
ARCP FD Roswell NM, LLC
ARCP FD Salina UT, LLC
ARCP GE Seven Fields PA, LLC
ARCP GM Waukesha WI, LLC
ARCP GS Walker LA, LLC
ARCP KG Bay City MI, LLC
ARCP KO Charlottesville VA, LLC
ARCP LO Alpharetta GA, LLC
ARCP LO Lilburn GA, LLC
ARCP LO Marietta GA, LLC
ARCP LO Woodstock GA, LLC
ARCP MF Fairview Park OH, LLC
ARCP NB Bluffton SC, LLC
ARCP NB Flower Mound TX, LLC
ARCP NB Fort Worth TX, LLC
ARCP NB Pearland TX, LLC
ARCP NB Plano TX, LLC
ARCP NB Tomball TX, LLC
ARCP NB Wake Forest NC, LLC
ARCP PS Pewaukee WI, LLC
ARCP RC Murphy TX, LLC
ARCP SS North Kingstown RI, LLC
ARCP TG Chesapeake VA, LLC
ARCP TS Midland NC, LLC
ARCP UL Albany GA, LLC
ARCP UL Greeley CO, LLC
ARCP WD Amite LA, LLC
ARCP WE Chicago IL, LLC
ARCP WE Panama City FL, LLC
ARCP WE Pensacola FL, LLC
ARCP WG Coweta OK, LLC
ARCP WG East Chicago IN, LLC
ARCP WY Westminster CO, LLC
Cole 24 Orlando FL, LLC
Cole AA Fairmont NC, LLC
Cole AH Pearland TX, LLC
Cole AV Portfolio I, LLC
Cole BD Ambridge PA, LLC
Cole BE Portfolio I, LLC
Cole BE Portfolio I, LLC
Cole CL San Antonio TX, LLC
Cole CL Wylie TX, LLC
Cole CV Austin TX, LLC
Cole CV Chicago (Central) IL, LLC
Cole CV Corpus Christi TX, LLC
Cole CV Erie PA, LLC
Cole CV Hanover Township NJ, LLC
Cole CV Lincoln NE, LLC
Cole CV Mansfield OH, LLC
Cole CV Middletown NY LLC
Cole DG St. Louis (Lewis & Clark) MO, LLC
Cole DK Oklahoma City OK, LLC
Cole GS Lawrence KS, LLC
Cole HE Albuquerque NM, LLC
Cole HE Fort Myers FL, LLC
Cole HE Suwanee GA, LLC
Cole HL Cadillac MI, LLC
Cole HL Lewisville TX, LLC
Cole HL Sedalia MO, LLC
Cole HL Watertown SD, LLC
Cole HL Willmar MN, LLC
Cole JP Hanover Township NJ, LLC
Cole LO Adrian MI, LLC
Cole LO Columbia (7441 Two Notch) SC, LLC
Cole LO Fremont OH, LLC
Cole LR Lancaster TX, LLC
Cole LR Troy OH, LLC
Cole MF Danville VA, LLC
Cole NB Cedar Hill TX, LLC
Cole OR Fayetteville NC, LLC
Cole PM Wilkesboro NC, LLC
Cole PS Milwaukee WI, LLC
Cole PS Sheboygan WI, LLC
Cole SN Canton OH, LLC
Cole SU Lake Worth FL, LLC
Cole SU Palm Beach Gardens FL, LLC
Cole SU Sebastian FL, LLC
Cole SU Titusville FL, LLC
Cole TR Wilmington NC, LLC
Cole TS Augusta KS, LLC
Cole TS Canon City CO, LLC
Cole TS Marion IN, LLC
Cole TS Woodward OK, LLC
Cole WG Connelly Springs NC, LLC
Cole WG Danville VA, LLC
Cole WG Lubbock (Indiana) TX, LLC
Cole WG Reidsville NC, LLC
Cole WG Springfield IL, LLC
Cole WM Randallstown MD, LLC
VEREIT AA Hampton VA, LLC

VEREIT CL Houston TX, LLC
VEREIT CL San Antonio TX, LLC
VEREIT CL Venice FL, LLC
VEREIT DG Erie IL, LLC
VEREIT DG New Richland MN, LLC
VEREIT DG Pine River MN, LLC
VEREIT DG Starbuck MN, LLC
VEREIT DG Trimble MO, LLC
VEREIT DG Wheaton MN, LLC
VEREIT DG Winthrop MN, LLC
VEREIT GS Ypsilanti MI, LLC
VEREIT ID Windom MN, LLC
VEREIT KO Eagan MN, LLC
VEREIT KO Easton MD, LLC
VEREIT LA New Lenox IL, LLC
VEREIT LO Hermitage PA, LLC
VEREIT OFC Rogers AR, LLC
ARCP AN Arkadelphia AR, LLC
ARCP BC Bangor ME, LLC
ARCP FD Bearden AR, LLC
ARCP WG Clinton Township MI, LLC
ARCP WG Harrison AR, LLC
ARCP WG Indianapolis (Washington) IN, LLC
ARCP WG Lees Summit (Langsford) MO, LLC
ARCP WG Siloam Springs AR, LLC
ARCP WG Slidell LA, LLC
each, a Delaware limited liability company

By:    CIM Real Estate Finance Management, LLC,
    a Delaware limited liability company,
    its Manager

By: /s/ Nathan DeBacker
Name: Nathan DeBacker
Its: Vice President

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ARCP UO Portfolio II, LP,
a Delaware limited partnership

By:    ARCP GP UO Portfolio II, LLC
    a Delaware limited liability company
    its General Partner

By:    CIM Real Estate Finance Management, LLC,
    a Delaware limited liability company,
    its Manager

By: /s/ Nathan DeBacker
Name: Nathan DeBacker
Its: Vice President

CIM UO Madera CA LP,
a Delaware limited partnership

By:    CMFT SCF Borrower, LLC
    a Delaware limited liability company
    its General Partner

By:    CIM Real Estate Finance Management, LLC,
    a Delaware limited liability company,
    its Manager

By: /s/ Nathan DeBacker
Name: Nathan DeBacker
Its: Vice President

Cole GS Atwater CA, LP,
a Delaware limited partnership

By:    Cole GP GS Atwater CA, LLC
    a Delaware limited liability company
    its General Partner

By:    CIM Real Estate Finance Management, LLC,
    a Delaware limited liability company,
    its Manager

By: /s/ Nathan DeBacker
Name: Nathan DeBacker
Its: Vice President